Filing under Rule 424(b)(5)
                                                      Registration No. 333-85769

                   Subject to Completion dated October 6, 2000

PROSPECTUS SUPPLEMENT
(To Prospectus dated October 18, 1999)                         October   , 2000
--------------------------------------------------------------------------------
$
TXU GAS COMPANY
PUTABLE ASSET TERM SECURITIES (PATS SM)
PUTABLE/CALLABLE OCTOBER       , 2002
--------------------------------------------------------------------------------

o    The PATS are unsecured debt securities of TXU Gas Company.

o    The PATS will bear interest at the rate of   % per year from their date of
     issuance to but excluding October , 2002, which is the first Coupon Reset Date, and then at a fixed or floating rate as discussed under DESCRIPTION OF THE PATS.

o    Interest on the PATS is payable on           and       of each year,
     beginning on        , 2001 and continuing to October   , 2002, and then at
     intervals as discussed under DESCRIPTION OF THE PATS. On October   , 2002
     and at the end of any floating period, as described below, the PATS will
     either be mandatorily tendered to and purchased by          , as Callholder
     or mandatorily redeemed by TXU Gas Company, in each case at the prices discussed under DESCRIPTION OF THE PATS.

o If the Callholder chooses to purchase the PATS, TXU Gas Company may choose to have the PATS remarketed for a floating rate period of up to one year. During any floating rate period, the interest rate will be reset monthly. At the end of any floating rate period, holders of PATS must sell their PATS to the Callholder.

o    If the Callholder purchases the PATS, the PATS will bear interest from the
     later of October   , 2002 or the end of the floating rate period if TXU Gas
     Company chooses to have the PATS remarketed for a floating rate period, in each case at a fixed rate to be determined as described under DESCRIPTION OF THE PATS.

o    The PATS will mature on October   , 2012 unless extended to the tenth
     anniversary of the end of the floating rate period, which will not be later
     than October    , 2013. TXU Gas Company may redeem some or all of the PATS
     on and after the later of October   , 2002 or the end of the floating rate
     period if TXU Gas Company chooses to have the PATS remarketed for a floating rate period, in each case at prices, plus accrued and unpaid interest, if any, to the redemption dates as described under DESCRIPTION OF THE PATS.

                                                      Per PATS     Total
---------------------------------------------------- ----------- ------------
Public Offering Price (1)..........................          %   $
Underwriting Discount..............................          %   $
Proceeds to TXU Gas Company (before expenses) (2)..          %   $
---------------------------------------------------- ----------- ------------
(1)  Plus accrued interest, if any, from October   , 2000.
(2)  Includes consideration for the Callholder's option to purchase the PATS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement and the accompanying prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters are offering the PATS subject to various conditions. The underwriters expect to deliver the PATS through the book-entry facilities of the
Depository Trust Company on or about October   , 2000.

UBS WARBURG LLC                                   BANC OF AMERICA SECURITIES LLC

-----------------
SM "PATS" is a service mark of UBS Warburg LLC.


THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT IS NOT COMPLETE AND MAY BE CHANGED. NEITHER THIS PROSPECTUS SUPPLEMENT NOR THE ACCOMPANYING PROSPECTUS IS AN OFFER TO SELL THESE SECURITIES AND NEITHER IS SOLICITING ANY OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                                TABLE OF CONTENTS


                              PROSPECTUS SUPPLEMENT

                                                                            Page
                                                                            ----

About This Prospectus Supplement.............................................S-2
Summary......................................................................S-3
Summary of Historical Consolidated Financial Information of TXU Gas
  Company and its Subsidiaries...............................................S-5
Use of Proceeds..............................................................S-6
Description of the PATS......................................................S-6
Material United States Federal Income Tax Considerations....................S-12
Underwriting................................................................S-15
Glossary of Defined Terms...................................................S-17


                                   PROSPECTUS

About This Prospectus..........................................................2
Where You Can Find More Information............................................2
TXU Gas Company................................................................3
TXU Gas Capital II, TXU Gas Capital III, and TXU Gas Capital IV................3
Use of Proceeds................................................................3
Ratio of Earnings to Fixed Charges and Ratio of Earnings to Combined
  Fixed Charges and Preferred Dividends........................................4
Description of Debt Securities.................................................4
Description of TXU Gas Capital's Preferred Trust Securities and Common
  Trust Securities............................................................10
Description of the Guarantee..................................................18
Description of the Junior Subordinated Debentures.............................20
Plan of Distribution..........................................................29
Experts and Legality..........................................................29


                        ABOUT THIS PROSPECTUS SUPPLEMENT

     You should read this prospectus supplement along with the prospectus that follows. You should rely only on the information contained or incorporated by reference in this prospectus supplement and the prospectus. TXU Gas Company has not authorized any other person to provide you with different information. TXU Gas Company is not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained or incorporated by reference in this prospectus supplement or the prospectus is accurate as of any date other than the date on the front of this prospectus supplement.

                                     SUMMARY

     This summary may not contain all of the information that may be important to you. You should read the entire prospectus supplement and the accompanying prospectus, as well as the documents that have been incorporated into the prospectus, before making an investment decision. See GLOSSARY OF DEFINED TERMS for the definitions of some of the defined terms used in this prospectus supplement.

Issuer.............................     TXU Gas Company.

Trustee............................     The Bank of New York.

Offered Securities.................     TXU Gas Company will issue $
                                        aggregate principal amount of PATS. The
                                        PATS will mature on October  , 2012
                                        unless extended to the tenth anniversary
                                        of the end of the floating rate period,
                                        if any, which will not be later than
                                        October   , 2013; however, TXU Gas
                                        Company may redeem, or be required to
                                        redeem, all of the PATS before that
                                        date, but not prior to October   , 2002.

Interest Rates.....................     The PATS will bear interest at the rate
                                        of   % per year from their date of
                                        issuance to, but excluding, October   ,
                                        2002, which is the first Coupon Reset
                                        Date, and then at a fixed or floating
                                        rate as discussed under DESCRIPTION OF
                                        THE PATS.

Interest Payment Dates.............     Interest on the PATS will be payable
                                        on               and               of
                                        each year, beginning on          , 2001
                                        and continuing to October   , 2002, and
                                        then at intervals as discussed under
                                        DESCRIPTION OF THE PATS.

Interest Accrual...................     From their date of issuance to, but
                                        excluding, October   , 2002, the PATS
                                        will accrue interest at a fixed rate of
                                           % per year computed on the basis of a
                                        360-day year consisting of twelve 30-day
                                        months. From October   , 2002, the PATS
                                        will accrue interest at a fixed rate or
                                        at a floating rate, depending on whether
                                        TXU Gas Company chooses to have the PATS remarketed for a floating rate period.
                                        If the rate is fixed, interest will be
                                        computed on the basis of a 360-day year
                                        consisting of twelve 30-day months. If
                                        the rate is floating, interest will be
                                        computed on the basis of the actual
                                        number of days in the applicable
                                        floating rate reset period over a
                                        360-day year.

                                        For a more detailed description of the
                                        payment of interest, you should refer to DESCRIPTION OF THE PATS -- "Interest and Interest Payment Dates," "Interest Rate to Maturity" and "Floating Rate Period."

Ranking............................     The PATS will be unsecured obligations
                                        ranking equally with other outstanding
                                        unsecured indebtedness of TXU Gas
                                        Company. Under certain circumstances
                                        involving the creation by TXU Gas
                                        Company, or a subsidiary of TXU Gas
                                        Company, of any mortgage, pledge or
                                        other lien or encumbrance on any of its
                                        properties or assets, certain
                                        outstanding unsecured indebtedness of
                                        TXU Gas Company would be entitled to the benefit of a security interest in those properties or assets. In no event will the PATS be entitled to the benefit of a security interest in those properties or assets.

Call Option........................     TXU Gas Company has assigned to        ,
                                        as Callholder, the option to purchase
                                        all of the PATS on October   , 2002. If
                                        the Callholder purchases the PATS on
                                        October   , 2002 and TXU Gas Company
                                        chooses to have the PATS remarketed for
                                        a floating rate period, the Callholder
                                        must purchase the PATS on the date on
                                        which the floating rate period ends. The
                                        purchase price for the PATS will be
                                        equal to 100% of the aggregate principal
                                        amount outstanding if they are purchased
                                        on October   , 2002 or the Dollar Price
                                        if they are purchased on the last day of the floating rate period.

                                        For a more detailed description of the
                                        call option, you should refer to
                                        DESCRIPTION OF THE PATS-- "Call Option."

Put Option.........................     If the Callholder does not purchase the
                                        PATS on October   , 2002, the Trustee,
                                        on behalf of the beneficial owners, will require TXU Gas Company to redeem all of the PATS for 100% of the aggregate principal amount outstanding plus accrued and unpaid interest, if any. If
                                        TXU Gas Company chooses to have the PATS remarketed for a floating rate period and the Callholder does not purchase the PATS on the last day of the floating rate period, the Trustee, on behalf of the beneficial owners, will require TXU
                                        Gas Company to redeem the PATS at the
                                        Dollar Price plus accrued and unpaid
                                        interest, if any.

                                        For a more detailed description of the
                                        put option, you should refer to
                                        DESCRIPTION OF THE PATS -- "Put Option."

Post-Coupon Reset
Optional Redemption................     TXU Gas Company may redeem some or all
                                        of the PATS at any time on or after the
                                        later of October   , 2002 or the end of
                                        the floating rate period if TXU Gas
                                        Company chooses to have PATS remarketed
                                        for a floating rate period, in each case at prices, plus accrued and unpaid interest, if any, to the redemption date, as described in DESCRIPTION OF THE
                                        PATS -- "Post-Coupon Reset Optional
                                        Redemption."

Ratings............................     The PATS are expected to be rated "BBB"
                                        by Standard & Poor's Ratings Group,
                                        "Baa2" by Moody's Investors Service,
                                        Inc. and "BBB" by Fitch, Inc. These
                                        ratings will be obtained with the
                                        understanding that these rating agencies will continue to monitor the credit rating of TXU Gas Company and will make future adjustments to the extent warranted. A rating reflects only the views of the particular rating agency and is not a recommendation to buy, sell or hold the PATS. There is no assurance that any rating will be retained for any period of time or that it will not be revised downward or withdrawn entirely if, in the judgement of the rating agency, circumstances so warrant.

Sinking Fund.......................     The PATS are unsecured and are not
                                        entitled to any sinking fund.

Use of Proceeds....................     The net proceeds from the sale of the
                                        PATS and the assignment of the call
                                        option will be approximately $  million.
                                        TXU Gas Company expects to use the net
                                        proceeds to repay certain short-term
                                        borrowings and for general corporate
                                        purposes, including the repayment of
                                        advances from TXU Corp.

                  SUMMARY OF HISTORICAL CONSOLIDATED FINANCIAL
               INFORMATION OF TXU GAS COMPANY AND ITS SUBSIDIARIES

              (MILLIONS OF DOLLARS, EXCEPT RATIOS AND PERCENTAGES)

          The following material, which is presented in this prospectus supplement solely to furnish limited introductory information, is qualified by, and should be considered in conjunction with, the more detailed information appearing in the accompanying prospectus and the documents incorporated by reference in the prospectus. In the opinion of TXU Gas Company, all adjustments (constituting only normal recurring accruals) necessary for a fair statement of the results of operations for the six months ended June 30, 2000, have been made. Results for the six months ended June 30, 2000 include a pre-tax gain of $53 million ($34 million after-tax) from the sale in May 2000 of TXU Gas Company's natural gas processing business and are not necessarily indicative of the results that may be expected for the entire year.

                                  PREDECESSOR
                       ------------------------------
                                          PERIOD FROM   PERIOD FROM
                       TWELVE MONTHS ENDED JANUARY 1,    AUGUST 5,    TWELVE MONTHS ENDED  SIX MONTHS ENDED
                          DECEMBER 31,      1997 TO       1997 TO         DECEMBER 31,        JUNE 30,
                       ------------------- AUGUST 5,    DECEMBER 31,  ------------------ ------------------
                         1995      1996      1997           1997        1998      1999     1999     2000
                       --------  --------- -----------  ------------- --------  -------- -------- ---------
                                                                                           (UNAUDITED)
Income Statement Data:
  Operating Revenues     $1,791    $1,894    $1,280       $1,277       $4,038     $3,835   $1,786   $2,688
  Net Income (Loss)          13        19      (240)          (9)         (22)       (18)     (21)      33
  Ratio of Earnings to
    Fixed Charges (a)      1.46      1.31      0.58         0.66         0.68       0.57     0.28     2.48

                                                                   ADJUSTED (B)
                                                 OUTSTANDING AT --------------------
                                                  JUNE 30, 2000  AMOUNT     PERCENT
                                                 -------------- ---------- ---------
Capitalization (Unaudited):
Long-term Debt,
  less amounts due currently......................     $   551   $
Preferred Stock...................................          75
TXU Gas Company Obligated, Mandatorily
  Redeemable, Preferred Securities of Subsidiary
  Trust Holding Solely Junior Subordinated
  Debentures of TXU Gas Company...................         147
Advances from Parent..............................         396
Common Stock Equity...............................         996
                                                       -------   -------   ------
  Total Capitalization............................     $ 2,165   $         100.0%
                                                       =======   =======   ======

(a) See RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED DIVIDENDS in the accompanying prospectus. For the year ended December 31, 1999 fixed charges exceeded earnings by $33.6 million.
(b) To give effect to the issuance of the PATS and the application of the net proceeds of the issuance of the PATS and the assignment of the Callholder's option to purchase the PATS. Adjusted amounts do not reflect any possible future sales from time to time by TXU Gas Company of up to an additional
     $ ,000,000 principal amount of its debt securities and/or preferred trust securities of its subsidiaries, for which registration statements are effective pursuant to Rule 415 under the Securities Act.

                                 USE OF PROCEEDS

     TXU Gas Company currently anticipates using substantially all of the proceeds from the sale of PATS and from the consideration paid by the Callholder for the option to purchase the PATS, estimated to total approximately $
(after deducting the underwriting commission and estimated expenses of the offering), for general corporate purposes, including among other things the repayment of advances from TXU Corp. and the repayment of certain short-term borrowings of TXU Gas Company. At June 30, 2000, TXU Gas Company had an aggregate of $1 million of short-term debt outstanding.

                             DESCRIPTION OF THE PATS

     The following description of the particular terms of the PATS, which are referred to in the accompanying prospectus as "debt securities," supplements and, to the extent it is inconsistent with the description in the accompanying prospectus, replaces the description of the general terms and provisions of the debt securities in the prospectus. Material terms of the PATS and the indenture under which they will be issued are described in this prospectus supplement together with the accompanying prospectus. TXU Gas Company will issue the PATS under its Indenture (For Unsecured Debt Securities) dated as of January 1, 1998 between TXU Gas Company and The Bank of New York, as supplemented by an officer's certificate. This summary is qualified in its entirety by reference to the Indenture. Please see GLOSSARY OF DEFINED TERMS for the definitions of some of the terms used in this prospectus supplement.

GENERAL

     The PATS will mature on October   , 2012 unless extended to the tenth
anniversary of the Floating Period Termination Date, which will not be later than October , 2013. TXU Gas Company may be required to redeem the PATS before that maturity date as described in --"Put Option" below. TXU Gas Company may also redeem some or all of the PATS after the Fixed Rate Coupon Reset Date as described in --"Post-Coupon Reset Optional Redemption" below. The PATS may also be purchased by the Callholder as described in --"Call Option" below.

     The PATS are unsecured and are not entitled to any sinking fund.

     The PATS will initially be issued only in registered, book-entry form, in denominations of $1,000 and any integral multiples of $1,000 as described under -- "Book-Entry Only Issuance--The Depository Trust Company" below. TXU Gas Company will issue global securities in denominations that together equal the total principal amount of the outstanding PATS.

     If any interest, principal or other payment date of the PATS (including any payment date in connection with the call option or the put option as described below) does not fall on a Business Day, a payment otherwise payable on that day will be made on the next succeeding Business Day. It will have the same effect as if made on the actual payment date, and no interest will accrue for the period from and after that interest payment date, maturity date or other payment date, except in the case of an interest payment date or other payment date occurring during the Floating Rate Period.

INTEREST AND INTEREST PAYMENT DATES

     The PATS will bear interest at the rate of        % per year, from their
date of issuance to, but excluding, October   , 2002. TXU Gas Company will pay
interest semiannually on        and       of each year, beginning on    , 2001.

     TXU Gas Company will pay interest on the PATS, accruing from the Fixed Rate Coupon Reset Date, semiannually on each day that is a six-month anniversary of that date. Interest on the PATS from the Fixed Rate Coupon Reset Date will be computed on the basis of a 360-day year consisting of twelve 30-day months.

     Interest on the PATS accruing during any Floating Rate Reset Period will be payable on the next following Reference Rate Reset Date if such date is a Business Day or on the next following Business Day. Interest on the PATS during the Floating Rate Period will be computed on the basis of the actual number of days in the applicable Floating Rate Reset Period over a 360-day year.

     Interest payable on any interest payment date will be payable to the persons in whose names the PATS are registered at the close of business on the Business Day immediately preceding the related interest payment date.

     Interest payments will be in the amount of interest accrued from and including the next preceding interest payment date (or from and including the date of issuance if no interest has been paid or duly provided with respect to the PATS) to but excluding the relevant interest payment date, Coupon Reset Date or the maturity date, as the case may be.

     Interest to be payable from and including each Coupon Reset Date will be
calculated by       , as the Calculation Agent appointed by TXU Gas Company
pursuant to the Indenture. TXU Gas Company will agree to indemnify the Calculation Agent against certain liabilities, arising out of or in connection with its duties under the Indenture.

     The Indenture provides that the Calculation Agent may resign at any time as Calculation Agent effective ten Business Days after the delivery of written notice to TXU Gas Company and the Trustee. In such case, TXU Gas Company may appoint a successor Calculation Agent.

     The Calculation Agent, in its individual capacity, may buy, sell, hold and deal in PATS and may exercise any vote or join in any action which any holder of PATS may be entitled to exercise or take as if it were not the Calculation Agent. The Calculation Agent, in its individual capacity, may also engage in any transaction with TXU Gas Company or its affiliates as if it were not the Calculation Agent.

INTEREST RATE TO MATURITY

     If the Callholder elects to purchase the PATS, then by 3:30 p.m., New York City time, on the third Business Day immediately preceding any Coupon Reset Date, the Calculation Agent will determine either (a) the Floating Rate Spread, in the case of the first Coupon Reset Date where TXU Gas Company has elected to exercise its Floating Period Option, or (b) the Interest Rate to Maturity, to the nearest one hundredth of one percent per year, unless TXU Gas Company is required to redeem the PATS. Each Floating Period Interest Rate will equal the sum of a Reference Rate and the Floating Rate Spread. The Interest Rate to
Maturity will equal the sum of the Base Rate (   %) and the Applicable Spread,
which will be based on the Dollar Price of the PATS. The Floating Period Interest Rate, the Interest Rate to Maturity and the Dollar Price for the PATS as announced by the Calculation Agent, absent manifest error, will be binding and conclusive upon the beneficial owners, TXU Gas Company and the Trustee.

FLOATING RATE PERIOD

     Following the Callholder's election to purchase the PATS in connection with the first Coupon Reset Date, but prior to the Floating Period Notification Date, which will be the fourth Business Day prior to the first Coupon Reset Date, TXU Gas Company may elect to exercise its Floating Period Option. If TXU Gas Company so elects, the PATS will bear interest at the Floating Period Interest Rate until the Floating Period Termination Date, which will be the earlier of October
  , 2003, or the date which otherwise would be the Reference Rate Reset Date following the Floating Period Termination Notification Date. The Floating Period Termination Notification Date will be at least four Business Days prior to such Reference Rate Reset Date. In the event that TXU Gas Company exercises its Floating Period Option, the maturity date of the PATS will be extended to the tenth anniversary of the Floating Period Termination Date, which will not be
later than October   , 2013.

     The amount of interest payable for each day that the PATS are outstanding during the Floating Rate Period will be calculated by dividing the Floating Period Interest Rate in effect for such day by 360 and multiplying the result by the Dollar Price. The amount of interest payable for any Floating Rate Reset Period will be calculated by adding the interest payable for each day in the Floating Rate Reset Period.

COUPON RESET PROCESS

     If the Callholder has exercised the Call Option as set forth below under -- "Call Option", TXU Gas Company and the Calculation Agent will complete the following steps in order to determine each Coupon Reset Rate. TXU Gas Company and the Calculation Agent will use reasonable efforts to cause the actions contemplated below to be completed in as timely a manner as possible.

     (a) TXU Gas Company will provide the Calculation Agent with a list, no later than five Business Days prior to the Coupon Reset Date, containing the names and addresses of up to five Reference Corporate Dealers or Reference Money Market Dealers, as the case may be, from which it desires the Calculation Agent to obtain Fixed Rate Bids or Floating Rate Bids for the purchase of the PATS.

     (b) Within one Business Day following receipt by the Calculation Agent of the dealer list referred to above, the Calculation Agent will provide to each dealer on that list:

     o    a copy of the prospectus dated October 18, 1999 and a copy of this
          prospectus supplement dated October   , 2000 relating to the offering
          of the PATS;

     o    a copy of the form of the PATS; and

     o a written request that each dealer submit a Fixed Rate Bid or Floating Rate Bid, as the case may be, to the Calculation Agent by 3:30 p.m., New York City time (Bid Deadline), on the third Business Day prior to the Coupon Reset Date (Bid Date).

     Each Dealer will be provided with:

     o    the name of TXU Gas Company;

     o    an estimate of the Dollar Price;

     o    the principal amount and maturity of the PATS; and

     o    the method by which interest will be calculated on the PATS.

     (c) Following receipt of the bids, the Calculation Agent will provide written notice to TXU Gas Company of:

     o the name of each of the dealers from whom the Calculation Agent received bids on the Bid Date;

     o    the bid submitted by each of those dealers; and

     o    the Dollar Price.

     (d) Immediately after calculating the Coupon Reset Rate, the Calculation Agent will provide written notice of that Coupon Reset Rate to TXU Gas Company, the Trustee and the dealer submitting the lowest applicable bid.

CALL OPTION

     On a Business Day not earlier than 20 Business Days prior to the first Coupon Reset Date, and not later than 4:00 p.m., New York City time, on the 15th Business Day prior to the first Coupon Reset Date, the Callholder will notify TXU Gas Company and the Trustee as to whether it elects to purchase the PATS for remarketing.

     If the Callholder so elects, the PATS will be subject to mandatory tender, and will be deemed tendered, to the Callholder for purchase and remarketing, and the Callholder will be obligated to purchase and remarket the PATS, on the first Coupon Reset Date and, if TXU Gas Company chooses to exercise its Floating Period Option, on the Floating Period Termination Date, in accordance with the terms and subject to the conditions described in the Indenture.

     On the Fixed Rate Coupon Reset Date, the PATS will be remarketed by the Callholder at a fixed rate of interest equal to the Interest Rate to Maturity. If the PATS are so remarketed, the maturity of the PATS will be automatically extended to the tenth anniversary of the Fixed Rate Coupon Reset Date. If TXU Gas Company so elects, the PATS will bear interest at the Floating Period Interest Rate until the Floating Period Termination Date, at which time the PATS will be remarketed at a fixed rate of interest equal to the Interest Rate to Maturity unless TXU Gas Company is required to redeem, the PATS.

     The call price of the tendered PATS will be equal to 100% of their aggregate principal amount on the first Coupon Reset Date, or the Dollar Price on the Floating Period Termination Date. In the event of exercise of the Call Option, then (i) not later than 12:00 noon, New York City time, on the first Coupon Reset Date or the Floating Period Termination Date, as the case may be, the Callholder will deliver the call price in immediately available funds to the Trustee for payment of the call price on that Coupon Reset Date and (ii) the holders of the PATS will be required to deliver the PATS to the Callholder against payment therefor on that Coupon Reset Date through the facilities of DTC.

     If the Callholder elects to exercise the Call Option, the obligation of the Callholder to pay the call price is subject to various conditions precedent. In addition, the Call Option may be terminated in certain circumstances prior to the time the Callholder exercises the Call Option. No holder of PATS shall have any rights or claims against the Callholder as a result of the Callholder purchasing or not purchasing the PATS. No holder has the right to consent or object to the Trustee's duty to exercise the Put Option.

     If the Callholder elects to exercise the Call Option, on the applicable Coupon Reset Date the Callholder will sell the aggregate principal amount of the PATS at the Dollar Price to the Reference Corporate Dealer or to the Reference Money Market Dealer, whichever is applicable, providing the lowest Fixed or Floating Rate Bid, in the case of the first Coupon Reset Date, or the lowest Fixed Rate Bid, in the case of the Floating Period Termination Date. If the lowest applicable Bid is submitted by two or more of the applicable Reference Dealers, the Callholder will sell the PATS to one or more of such Reference Dealers, as it will determine in its sole discretion.

     If for any reason the Callholder does not purchase the PATS on the relevant Coupon Reset Date, TXU Gas Company will be required to redeem the PATS at a price equal to 100% of their aggregate principal amount, plus accrued and unpaid interest, if any, if such Coupon Reset Date is the first Coupon Reset Date, or at the Dollar Price, plus accrued and unpaid interest, if any, on the Floating Period Termination Date. See -- "Put Option" below.

PUT OPTION

     If the Call Option has not been exercised, or in the event the Callholder is not required or fails to deliver the call price to the Trustee not later than 12:00 noon, New York City time, on the relevant Coupon Reset Date, the Trustee will be required for and on behalf of the holders of the PATS to exercise the option to put the PATS to TXU Gas Company pursuant to the Indenture (Put Option). Upon exercise of the Put Option, TXU Gas Company will be required to purchase all of the PATS on the applicable Coupon Reset Date at a purchase price equal to 100% of the aggregate principal amount of the PATS, if such Coupon Reset Date is the first Coupon Reset Date, or at the Dollar Price on the Floating Period Termination Date (in each case, the Put Redemption Price). The Put Option will be exercised automatically by the Trustee, on behalf of the holders, if the Call Option has not been exercised, or in the event the Callholder is not required or fails to deliver the call price to the Trustee. If the Trustee exercises the Put Option, TXU Gas Company will deliver the Put Redemption Price to the Trustee, together with the accrued and unpaid interest due on the applicable Coupon Reset Date, by no later than 2:00 p.m., New York City time, on the Coupon Reset Date, and the holders of the PATS will be required to deliver the PATS to TXU Gas Company against payment therefor on the Coupon Reset Date through the facilities of DTC. No holder of any PATS or any interest therein has the right to consent or object to the Trustee's duty to exercise the Put Option.

POST-COUPON RESET OPTIONAL REDEMPTION

     After the Fixed Rate Coupon Reset Date, the PATS are redeemable, in whole or in part, at any time, at TXU Gas Company's option, at a redemption price equal to the greater of:

     o 100% of the principal amount of the PATS then outstanding to be redeemed, or

     o the sum of the present values of the remaining scheduled payments of principal and interest thereon from the redemption date to the maturity date computed by discounting to the applicable redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate, which will be calculated on the third Business Day prior to the redemption date, plus basis points as calculated by an Independent Investment Banker.

     TXU Gas Company will mail notice of redemption at least 30 days but not more than 60 days before the applicable redemption date to each holder of the PATS to be redeemed. If TXU Gas Company elects to partially redeem the PATS, the Trustee will select in a fair and appropriate manner the PATS to be redeemed.

     Upon payment of the redemption price, interest will cease to accrue on and after the applicable redemption date on the PATS or portions thereof called for redemption.

SETTLEMENT

     In the event that the PATS are purchased by the Callholder, the Callholder will pay to the Trustee, in same day funds not later than 12:00 noon, New York City time, on the first Coupon Reset Date, an amount equal to 100% of the aggregate principal amount of the PATS or on the Floating Period Termination Date, an amount equal to the Dollar Price.

     On any such Coupon Reset Date, the Callholder will cause the Trustee to make payment of the purchase price for the tendered PATS that have been purchased for remarketing by the Callholder to DTC for payment to the DTC participant of each tendering beneficial owner of PATS. This payment will be made against delivery through DTC of the beneficial owner's PATS by book-entry through DTC by the close of business on the Coupon Reset Date.

     The purchase price of the tendered PATS will be equal to 100% of their aggregate principal amount, on the first Coupon Reset Date, and the Dollar Price, on the Floating Period Termination Date. TXU Gas Company will make, or cause the Trustee to make, payment of interest to DTC for payment to each beneficial owner of PATS, due on a Coupon Reset Date by book-entry through DTC, by the close of business on such Coupon Reset Date.

     The transactions described above will be executed on the applicable Coupon Reset Date through DTC in accordance with the procedures of DTC, and the accounts of the respective Participants will be debited and credited, and the PATS delivered by book-entry as necessary to effect the purchases and sales thereof.

     All payments of principal and interest in respect of the PATS in book-entry form will be made in immediately available funds. The PATS will trade in DTC's Same-Day Funds Settlement System until the maturity date, Coupon Reset Date or the post-coupon reset redemption date, as the case may be, or until the PATS are issued in definitive form. Secondary market trading activity in the PATS will be required by DTC to settle in immediately available funds.

     The tender and settlement procedures described above, including the provisions for payment to selling beneficial owners of tendered PATS, or for payment by the purchasers of PATS, in a remarketing, may be modified to the extent required by DTC or, if the book-entry system is no longer available for the PATS at the time of a remarketing, to the extent required to facilitate the tendering and remarketing of PATS in certificated form. In addition, the Callholder may modify the settlement procedures set forth above in order to facilitate the settlement process.

     As long as DTC or its nominee holds a certificate representing the PATS in the book-entry system of DTC, no certificates for the PATS will be delivered to any beneficial owner. In addition, under the terms of the PATS, the Indenture and the underwriting agreement, TXU Gas Company has agreed that (1) it will use its reasonable best efforts to maintain the PATS in book-entry form with DTC or any successor thereto, and to appoint a successor depositary to the extent necessary to maintain the PATS in book-entry form, and (2) it will waive any discretionary right it otherwise has under its Indenture to cause the PATS to be issued in certificated form.

CALLHOLDER

     If the Callholder elects to purchase the PATS, the Callholder will not receive any fees or reimbursement of expenses from TXU Gas Company in connection with the purchase and remarketing of the PATS, except under certain circumstances. The aggregate amount paid to TXU Gas Company for the purchase of the PATS will include an amount paid by the Callholder for its right to purchase the PATS.

     On or after the first Coupon Reset Date, TXU Gas Company may at any time purchase any PATS at any price in the open market or otherwise. The PATS so purchased by TXU Gas Company may, at its discretion, be held, resold or surrendered to the Trustee for cancellation.

RECENT ACCOUNTING DEVELOPMENTS

     For purposes of financial accounting and reporting, for publicly held companies the Securities and Exchange Commission may require prospective investors to separately account for the Callholder's option to purchase and to remarket the PATS on the first Coupon Reset Date. Persons considering investing in the PATS, who are required to file financial reports with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, should consult their own accounting advisors concerning potential reporting requirements.

RANKING

     The PATS will be unsecured obligations ranking equally with other outstanding unsecured indebtedness of TXU Gas Company. The creation by TXU Gas Company, or a subsidiary of TXU Gas Company, of any mortgage, pledge or other lien or encumbrance on any of its properties or assets, may entitle some outstanding unsecured indebtedness of TXU Gas Company to the benefit of a security interest in those properties or assets. In no event will the PATS be entitled to the benefit of a security interest in those properties or assets. At June 30, 2000, TXU Gas Company had outstanding approximately $551 million of unsecured and unsubordinated indebtedness and no secured indebtedness. The Indenture contains no restrictions on the amount of additional indebtedness that TXU Gas Company may issue.

DENOMINATIONS

     The PATS will be issuable in denominations of $1,000 and integral multiples of $1,000.

BOOK-ENTRY ONLY ISSUANCE--THE DEPOSITORY TRUST COMPANY

     The PATS will trade through DTC. The PATS will be represented by a global certificate registered in the name of Cede & Co., DTC's nominee.

     DTC is a New York clearing corporation and a clearing agency registered under Section 17A of the Securities Exchange Act of 1934. DTC holds securities for its participants. DTC facilitates settlement of securities transactions among its participants through electronic computerized book-entry changes in the participants' accounts. This eliminates the need for physical movement of securities certificates. The participants include securities brokers and dealers, banks, trust companies and clearing corporations. DTC is owned by a number of its participants and by the New York Stock Exchange, Inc., the American Stock Exchange LLC, and the National Association of Securities Dealers, Inc. Others who maintain a custodial relationship with a participant can use the DTC system. The rules that apply to DTC and those using its systems are on file with the SEC.

     Purchases of the PATS within the DTC system must be made through participants, which will receive a credit for the PATS on DTC's records. The beneficial ownership interest of each purchaser will be recorded on the participants' records. Beneficial owners will not receive written confirmation from DTC of their purchases, but beneficial owners should receive written confirmations of the transactions, as well as periodic statements of their holdings, from the participants through which they purchased PATS. Beneficial owners will not receive certificates for their PATS, except if use of the book-entry system for the PATS is discontinued.

     To facilitate subsequent transfers, all PATS deposited by direct participants with DTC are registered in the name of DTC's nominee, Cede & Co. The deposit of the PATS with DTC and their registration in the name of Cede & Co. effects no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the PATS. DTC's records reflect only the identity of the participants to whose accounts such PATS are credited. These participants may or may not be the beneficial owners. Participants will remain responsible for keeping account of their holdings on behalf of their customers.

     Conveyance of notices and other communications by DTC to participants, and by participants to indirect participants and beneficial owners, will be governed by arrangements among them.

     Redemption notices will be sent to Cede & Co. If less than all of the PATS are being redeemed, DTC's practice is to determine by lot the amount of PATS of each participant to be redeemed.

     Neither DTC nor Cede & Co. will itself consent or vote with respect to PATS. Under its usual procedures, DTC would mail an omnibus proxy to TXU Gas Company as soon as possible after the record date. The omnibus proxy assigns the consenting or voting rights of Cede & Co. to those participants to whose accounts the PATS are credited on the record date. TXU Gas Company believes that these arrangements will enable the beneficial owners to exercise rights equivalent in substance to the rights that can be directly exercised by a registered holder of PATS.

     Interest and redemption payments on the PATS will be made to DTC. DTC's practice is to credit participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payments on that payment date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices. Payments will be the responsibility of participants and not of DTC, The Bank of New York or TXU Gas Company. Payment of redemption proceeds, distributions and interest to DTC is the responsibility of TXU Gas Company. Disbursement of payments to participants is the responsibility of DTC, and disbursement of payments to the beneficial owners is the responsibility of participants.

     Except as provided in this prospectus supplement, a beneficial owner will not be entitled to receive physical delivery of PATS. Accordingly, each beneficial owner must rely on the procedures of DTC to exercise any rights under the PATS.

     DTC may discontinue providing its services as securities depository with respect to the PATS at any time by giving reasonable notice to TXU Gas Company. In the event no successor securities depository is obtained, certificates for the PATS will be printed and delivered. If TXU Gas Company decides to discontinue use of the DTC system of book-entry transfers, certificates for the PATS will be printed and delivered.

     The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that TXU Gas Company believes to be reliable, but TXU Gas Company does not take responsibility for the accuracy of this information.

            MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The following summary of certain United States federal income tax consequences of the purchase, ownership and disposition of the PATS is based upon the Internal Revenue Code of 1986, as amended (Code), Treasury regulations, Internal Revenue Service (IRS) rulings and pronouncements and administrative and judicial decisions currently in effect, all of which are subject to change (possibly with retroactive effect) or possible differing interpretations. This summary deals only with PATS held as capital assets as defined in the Code and does not purport to deal with persons in special tax situations, such as financial institutions, insurance companies, regulated investment companies, real estate investment trusts, dealers in securities or currencies, persons holding PATS as a hedge against currency risk or as a position in a "straddle," or conversion transaction, or person whose functional currency is not the U.S. dollar.

     PROSPECTIVE INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE APPLICATION OF UNITED STATES FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE PATS ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION.

     "U.S. Holder" means a beneficial owner of PATS that is for United States federal income tax purposes (1) a citizen or resident of the United States, (2) a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof (other than a partnership that is not treated as a United States person under any applicable Treasury regulations), (3) an estate the income of which is subject to United States federal income tax regardless of its source, or (4) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust. As used herein, the term "non-U.S. Holder" means a beneficial owner of the PATS that is not a U.S. Holder.

EXPECTED TAX TREATMENT

     The United States federal income tax treatment of debt obligations such as the PATS is not entirely certain. Because the PATS are subject to mandatory tender or redemption by TXU Gas Company on the first Coupon Reset Date, TXU Gas Company intends to treat the PATS as maturing on the first Coupon Reset Date for United States federal income tax purposes. In addition, TXU Gas Company expects to issue the PATS at a price that will not create "original issue discount," as described below. Interest on the PATS thus should constitute "qualified stated interest" and generally should be taxable to a U.S. Holder as ordinary interest income at the time such payments are accrued or received, in accordance with the U.S. Holder's regular method of tax accounting.

     If the PATS are issued to the U.S. Holder at a price that is not less than 99.5% of par value, the PATS will not be treated as having original issue discount. If the PATS are issued at a discount greater than 0.5%, the PATS will have original issue discount for federal income tax purposes. In the latter case, a U.S. Holder will include in income, as ordinary interest, both the qualified stated interest paid on the PATS and the original issue discount, as such discount accrues under a constant yield method. The original issue discount amounts would thus be taxable income to the holder in advance of receipt of the cash payments attributable to such income, regardless of the U.S. Holder's regular method of tax accounting.

     Upon the sale, exchange or retirement of PATS, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement (other than amounts representing accrued and unpaid interest) and such U.S. Holder's adjusted tax basis in the PATS. A U.S. Holder's adjusted tax basis in the PATS generally will equal such U.S. Holder's initial investment in the PATS increased by any original issue discount included in income and decreased by the amount of any payments, other than qualified stated interest payments, received with respect to the PATS. Such gain or loss will generally be capital gain or loss and will be long-term capital gain or loss if the PATS have been held by the U.S. Holder for more than one year on the date of disposition.

POSSIBLE ALTERNATIVE TAX TREATMENT

     There can be no assurance that the IRS will agree with TXU Gas Company's treatment of the PATS, and it is possible that the IRS could assert another treatment. For instance, it is possible that the IRS could seek to treat the PATS as maturing on their stated maturity date. In the event the PATS were treated as maturing on their stated maturity date for United States federal income tax purposes, the PATS would be treated as having contingent interest under the Code. In such event, under Treasury regulations governing debt instruments that provide for contingent payments, the amount treated as taxable interest in each accounting period would be a hypothetical amount based upon TXU

Gas Company's current borrowing costs for comparable, noncontingent debt instruments. The hypothetical amount would not necessarily be the same as the stated interest actually paid on the PATS. As a result, a U.S. Holder might be required to include interest in income in excess of actual cash payments received for certain taxable years. Also, the character of any gain or loss upon the sale or exchange of the PATS (including a sale pursuant to the mandatory tender on the Coupon Reset Date) by a U.S. Holder, will likely differ if the PATS were treated as contingent payment obligations. Any such taxable gain generally would be treated as ordinary income. Any such taxable loss generally would be ordinary to the extent of previously accrued original issue discount, and any excess would generally be treated as capital loss.

NON-U.S. HOLDERS

     A non-U.S. Holder will not be subject to United States federal income or withholding taxes on payments of principal, premium (if any) or interest (including original issue discount, if any) on the PATS, unless such non-U.S. Holder constructively owns 10% or more of the total combined voting power of all classes of stock of TXU Gas Company entitled to vote through ownership of stock of TXU Corp., a controlled foreign corporation related to TXU Gas Company through stock ownership or a bank receiving interest on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business. To qualify for the exemption from taxation, a non-U.S. Holder must provide a statement signed by the beneficial owner under penalties of perjury that certifies that such owner is not a U.S. Holder and provides the name and address of the beneficial owner.

     Any gain or income realized by non-U.S. Holders upon the sale, exchange, retirement or other disposition of the PATS generally will not be subject to United States federal income tax unless (i) such gain or income is effectively connected with the conduct of a trade or business in the United States by the non-U.S. Holder or (ii) in the case of a non-U.S. Holder who is an individual, such individual is present in the United States for 183 days or more in the taxable year of such sale, exchange, retirement or other disposition, and certain other conditions are met.

     PATS beneficially owned by an individual who at the time of death is not a United States citizen or resident will not be subject to the United States federal estate tax as a result of such individual's death, provided that such individual does not constructively own 10% or more of the total combined voting power of all classes of stock of TXU Gas Company entitled to vote through ownership of shares of TXU Corp. and provided that the interest payments with respect to such PATS would not have been, if received at the time of such individual's death, effectively connected with the conduct of a United States trade or business by such individual.

BACKUP WITHHOLDING

     Backup withholding of United States federal income tax at a rate of 31% may apply to payments made in respect of the PATS to registered owners who are not "exempt recipients" and who fail to provide certain identifying information (such as the registered owner's taxpayer identification number) in the required manner. Generally, individuals are not exempt recipients, whereas corporations and certain other entities generally are exempt recipients. Payments made in respect of the PATS to a U.S. Holder must be reported to the IRS, unless the U.S. Holder is an exempt recipient or establishes an exemption. Compliance with the identification procedures described in the preceding section would establish an exemption from backup withholding for non-U.S. Holders.

     Upon the sale of the PATS to or through a broker, the broker must withhold 31% of the entire purchase price, unless either (i) the broker determines that the seller is a corporation or other exempt recipient or (ii) the seller provides, in the required manner, certain identifying information and, in the case of a non-U.S. Holder, certifies that such seller is a non-U.S. Holder and certain other conditions are met. Such a sale must also be reported by the broker to the IRS, unless either (i) the broker determines that the seller is an exempt recipient or (ii) the seller certifies its non-U.S. status and certain other conditions are met. Certification of the registered owner's non-U.S. status would be made normally on an IRS form under penalties of perjury.

     Any amounts withheld under the backup withholding rules from a payment to a beneficial owner would be allowed as a refund or a credit against such beneficial owner's United States federal income tax, provided the required information is furnished to the IRS.

FINAL WITHHOLDING REGULATIONS

     The Treasury Department recently issued final Treasury regulations which make certain modifications to the withholding, backup withholding and information reporting rules described above. These final regulations will generally be effective for payments made on or after January 1, 2001 subject to certain transition rules. Prospective investors are urged to consult their own tax advisors regarding these final regulations.

                                  UNDERWRITING

     Subject to the terms and conditions set forth in the underwriting agreement
dated October   , 2000 among TXU Gas Company and the underwriters named below,
TXU Gas Company has agreed to sell to the underwriters, and the underwriters have severally agreed to purchase from TXU Gas Company, the following respective principal amounts of the PATS:

                  Underwriter                          Principal Amount of PATS
                  -----------                          ------------------------
UBS Warburg LLC.............................                $
Banc of America Securities LLC..............                $
                                                            -----------
        Total...............................                $
                                                            ===========

     In the underwriting agreement, the underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all of the PATS offered hereby if any PATS are purchased. The underwriters have advised TXU Gas Company that the underwriters propose to offer the PATS to the public initially at the offering price set forth on the cover page of this prospectus supplement, and to
certain dealers initially at that price less a discount not in excess of       %
of the principal amount of the PATS. The underwriters may allow, and those dealers may reallow, a concession to certain other dealers not in excess of
     % of the principal amount of the PATS. After the initial offering of the PATS to the public, the public offering price and these concessions may be changed.

     TXU Gas Company has agreed to indemnify the underwriters against, or contribute to payments the underwriters may be required to make in respect of, certain liabilities, including liabilities under the Securities Act.

     TXU Gas Company has been advised by the underwriters that they intend to make a market in the PATS as permitted by applicable laws and regulations. The underwriters are not obligated, however, to make a market in the PATS, and any market making may be discontinued at any time without notice.

     In connection with the offering the underwriters may purchase and sell PATS in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves syndicate sales of PATS in excess of the principal amount of the PATS creating a syndicate short position. Syndicate covering transactions involve purchases of the PATS in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of PATS made for the purpose of preventing or retarding a decline in the market price of the PATS while the offering is in progress.

     The underwriters may also impose a penalty bid. A penalty bid permits the underwriters to reclaim a selling concession from a syndicate member when the PATS originally sold by that syndicate member are purchased in a syndicate transaction.

     Any of these activities may cause the price of the PATS to be higher than the price that otherwise would exist in the open market in the absence of such transactions. Neither TXU Gas Company nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the PATS. In addition, neither TXU Gas Company nor the underwriters make any representation that the underwriters will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

     TXU Gas Company estimates that its total expenses of this offering will be
$         .

     The Callholder will pay to TXU Gas Company        % of the aggregate
principal amount of the PATS as consideration for the assignment of the Call Option to purchase the PATS (a) at 100% of their aggregate principal amount on the first Coupon Reset Date and (b) at the Dollar Price on the Floating Period Termination Date.

     The underwriters and their affiliates may, from time to time, engage in transactions with and perform services on behalf of TXU Gas Company and its affiliates the ordinary course of business.

                            GLOSSARY OF DEFINED TERMS

     Set forth below are definitions of the defined terms used in this prospectus supplement.

     "Adjusted Treasury Rate" means, with respect to any post-coupon reset redemption date:

     o the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated "H.15(519)" or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded U.S. Treasury securities adjusted to constant maturity under the caption "Treasury Constant Maturities," for the maturity corresponding to the Post-Coupon Reset Comparable Treasury Issue (if no maturity is within three months before or after the remaining term of the PATS, yields for the two published maturities most closely corresponding to the Post-Coupon Reset Comparable Treasury Issue will be determined and the Adjusted Treasury Rate will be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month); or

     o if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semiannual equivalent yield to maturity of the Post-Coupon Reset Comparable Treasury Issue, calculated using a price for the Post-Coupon Reset Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Post-Coupon Reset Comparable Treasury Price for such redemption date.

     "Applicable Spread" means the lowest Fixed Rate Bid, expressed as a spread (in the form of a percentage or in basis points) above the Base Rate for the PATS, obtained by the Callholder by 3:30 p.m., New York City time, on the Fixed Rate Determination Date, from the Fixed Rate Bids quoted to the Callholder by up to five Reference Corporate Dealers.

     "Base Rate" means        %.

     "Business Day" means any day other than a Saturday or Sunday or a day on which banking institutions in New York City are authorized or obligated by law or executive order to close.

     "Calculation Agent" means the Calculation Agent appointed pursuant to the
Indenture, initially          .

     "Call Notice" means notice by the Callholder to TXU Gas Company and the Trustee that it elects to purchase the PATS for remarketing on the first Coupon Reset Date.

     "Call Option" means the option of the Callholder to purchase the PATS for remarketing on each Coupon Reset Date, as described under DESCRIPTION OF THE PATS - "Call Option".

     "Comparable Treasury Issues" for the PATS means the U.S. Treasury security or securities selected by the Calculation Agent, as of the first Determination Date, as having an actual or interpolated maturity or maturities comparable to the remaining term of the PATS being purchased by the Callholder.

     "Comparable Treasury Price" means, with respect to the first Coupon Reset
Date:

     o the offer prices for the Comparable Treasury Issues (expressed, in each case, as a percentage of its principal amount) at 12:00 noon, New York City time, on the first Determination Date, as set forth on "Telerate Page 500" (or such other page as may replace "Telerate Page 500") or

     o if such page (or any successor page) is not displayed or does not contain such offer prices on such Determination Date, the average of the Reference Treasury Dealer Quotations for such Determination Date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or if the Calculation Agent obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations.

     "Coupon Reset Date(s)" means October   , 2002, assuming the Callholder has
elected to purchase the PATS and TXU Gas Company has not elected to exercise its Floating Period Option, or October , 2002 and the Floating Rate Termination Date, if TXU Gas Company has elected to exercise its Floating Period Option.

     "Coupon Reset Rate" means the interest rate to be paid on the PATS from and including each Coupon Reset Date.

     "Determination Date" means each of the Floating Rate Spread Determination Date or Fixed Rate Determination Date.

     "Dollar Price" means, with respect to the PATS, (1) the principal amount of the PATS, plus (2) the premium equal to the excess, if any, of (A) the present value, as of the first Coupon Reset Date, of the Remaining Scheduled Payments for such PATS, discounted to the first Coupon Reset Date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate, over (B) the principal amount of the PATS.

     "Fixed Rate Bid" means an irrevocable offer to purchase the aggregate outstanding principal amount of the PATS at the Dollar Price, but assuming:

     o a settlement date that is the Fixed Rate Coupon Reset Date applicable to such PATS;

     o a maturity date that is the tenth anniversary of the Fixed Rate Coupon Reset Date; and

     o a stated annual interest rate equal to the Base Rate plus the spread bid by the applicable Reference Corporate Dealer.

     "Fixed Rate Coupon Reset Date" means October , 2002, assuming the Callholder has elected to purchase the PATS and TXU Gas Company has not elected to exercise its Floating Period Option, or the Floating Period Termination Date in the event that TXU Gas Company has elected to exercise its Floating Period Option.

     "Fixed Rate Determination Date" means the third Business Day prior to the Fixed Rate Coupon Reset Date.

     "Floating Period Interest Rate" means the sum of the Reference Rate and the Floating Rate Spread.

     "Floating Period Notification Date" means the fourth Business Day prior to the first Coupon Reset Date.

     "Floating Period Option" means TXU Gas Company's right, on any date after the Callholder elects to purchase the PATS but prior to the fourth Business Day prior to the first Coupon Reset Date, to require the Callholder to remarket the PATS at the Floating Period Interest Rate.

     "Floating Period Termination Date" means the earlier of October , 2003 or the date which otherwise would be the first Reference Rate Reset Date following the Floating Period Termination Notification Date.

     "Floating Period Termination Notification Date" means the date on which TXU Gas Company gives notice of its election to terminate the Floating Rate Period which shall be at least Four Business Days prior to the next Reference Rate Reset Date.

     "Floating Rate Bid" means an irrevocable offer to purchase the aggregate outstanding principal amount of the PATS at the Dollar Price, but assuming:

     o    a settlement date that is the Floating Rate Coupon Reset Date;

     o    a maturity date equal to the Floating Period Termination Date;

     o a stated annual interest rate equal to the Reference Rate plus the Floating Rate Spread;

     o that the PATS are callable by the Callholder at the Dollar Price on the Floating Period Termination Date; and

     o that TXU Gas Company will redeem the PATS at the Dollar Price on the Floating Period Termination Date, if not previously purchased by the Callholder.

     "Floating Rate Coupon Reset Date" means October , 2002 in the event TXU Gas Company has elected to exercise its Floating Period Option.

     "Floating Rate Period" means the period from and including the Floating Rate Coupon Reset Date to but excluding the Floating Period Termination Date.

     "Floating Rate Reset Period" means the period from and including the first Reference Rate Reset Date, to but excluding the next following Reference Rate Reset Date, and thereafter the period from and including a Reference Rate Reset Date to but excluding the next following Reference Rate Reset Date; provided that the final Floating Rate Reset Period will run to but exclude the Floating Period Termination Date.

     "Floating Rate Spread" means the lowest Floating Rate Bid expressed as a spread (in the form of a percentage or in basis points) above the Reference Rate for the PATS obtained by the Calculation Agent by 3:30 p.m., New York City time, on the Floating Rate Spread Determination Date, from the Floating Rate Bids quoted to the Calculation Agent by up to five Reference Money Market Dealers.

     "Floating Rate Spread Determination Date" means the third Business Day prior to the Floating Rate Coupon Reset Date.

     "Independent Investment Banker" means UBS Warburg LLC or Banc of America Securities LLC and any successor firm selected by TXU Gas Company, or if any such firm is unwilling or unable to serve as such, an independent investment and banking institution of national standing appointed by TXU Gas Company.

     "Interest Rate to Maturity" means the sum of Base Rate and the Applicable Spread, which will be based on the Dollar Price of the PATS.

     "London Business Day" means any day on which dealings in U.S. dollars are transacted in the London Inter-Bank Market.

     "Notification Date" means a Business Day, not later than four Business Days prior to the occurrence of the Floating Period Termination Date.

     "Post-Coupon Reset Reference Treasury Dealer" means each of up to five dealers to be selected by TXU Gas Company, and their respective successors; provided that if any of the foregoing ceases to be, and has no affiliate that is, a Primary Treasury Dealer, TXU Gas Company will substitute for it another Primary Treasury Dealer.

     "Post-Coupon Reset Comparable Treasury Issue" for the PATS means the U.S. Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the PATS to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such PATS or, if, in the reasonable judgment of the Independent Investment Banker, there is no such security, then the Post-Coupon Reset Comparable Treasury Issue will mean the U.S. Treasury security or securities selected by an Independent Investment Banker as having an actual or interpolated maturity or maturities comparable to the remaining term of the PATS.

     "Post-Coupon Reset Comparable Treasury Price" means (1) the average of five Post-Coupon Reset Reference Treasury Dealer Quotations for the post-coupon reset redemption date, after excluding the highest and lowest Post-Coupon Reset Reference Treasury Dealer Quotations, or (2) if the Independent Investment Banker obtains fewer than five such Post- Coupon Reset Reference Treasury Dealer Quotations, the average of all such quotations.

     "Post-Coupon Reset Reference Treasury Dealer Quotations" means, with respect to each Post-Coupon Reset Reference Treasury Dealer and any coupon reset redemption date, the average, as determined by the Independent Investment Banker of the bid and asked prices for the Post-Coupon Reset Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker and the Trustee at 5:00 p.m., New York City time, on the third Business Day preceding such redemption date.

     "Put Option" means the obligation of the Trustee to put the PATS to TXU Gas Company as described under DESCRIPTION OF THE PATS - "Put Option".

     "Reference Corporate Dealer" means each of up to five leading dealers of publicly traded debt securities, including TXU Gas Company's debt securities, which shall be selected by TXU Gas Company. TXU Gas Company will advise the Calculation Agent of its selection of Reference Corporate Dealers no later than five Business Days prior to the Fixed Rate Coupon Reset Date. One of the
Reference Corporate Dealers TXU Gas Company selects will be           , if
               , is then the Callholder.

     "Reference Money Market Dealer" means each of up to five leading dealers of publicly traded debt securities, including TXU Gas Company's debt securities, which TXU Gas Company shall select, who are also leading dealers in money market instruments. TXU Gas Company will advise the Calculation Agent of its selection of Reference Money Market Dealers no later than five Business Days prior to the Floating Rate Coupon Reset Date. One of the Reference Money Market Dealers TXU
Gas Company selects will be        , if                , is then the Callholder.

     "Reference Rate" means:

     o The rate for each Floating Rate Reset Period which will be the rate for deposits in U.S. dollars for a period of one month which appears on the Telerate Page 3750 (or any successor page) as of 11:00 a.m., London time, on the applicable Reference Rate Determination Date.

     o If no rate appears on Telerate Page 3750 on the Reference Rate Determination Date, the Calculation Agent will request the principal London offices of four major reference banks in the London Inter-Bank Market, to provide the Calculation Agent, in the case of each such bank, with its offered quotation for deposits in U.S. dollars for the period of one month, commencing on the first day of the Floating Rate Reset Period, to prime banks in the London Inter-Bank Market at approximately 11:00 a.m., London time, on that Reference Rate Determination Date and in a principal amount that is representative for a single transaction in U.S. dollars in that market at that time. If at least two quotations are provided, then the Reference Rate will be the average of those quotations. If fewer than two quotations are provided, then the Reference Rate will be the average (rounded, if necessary, to the nearest one hundredth of a percent) of the rates quoted at approximately 11:00 a.m., New York City time, on the Reference Rate Determination Date by three major banks in New York City selected by the Calculation Agent for loans in U.S. dollars to leading European banks, having a one-month maturity and in a principal amount that is representative for a single transaction in U.S. dollars in that market at that time. If the banks selected by the Calculation Agent are not providing quotations in the manner described in this paragraph, the rate for the Floating Rate Reset Period following the Reference Rate Determination Date will be the rate in effect on that Reference Rate Determination Date.

     "Reference Rate Determination Date" will be the second London Business Day preceding each Reference Rate Reset Date.

     "Reference Rate Reset Date" means October   , 2002 and the      day of each
month thereafter until, but excluding, the Floating Period Termination Date.

     "Reference Treasury Dealer" means each of up to five dealers to be selected by TXU Gas Company, and their respective successors; provided that if any of the foregoing ceases to be, and has no affiliate that is, a primary U.S. Government securities dealer (Primary Treasury Dealer), TXU Gas Company will substitute for it another Primary Treasury Dealer. One of the Reference Treasury Dealers TXU
Gas Company selects will be        , if           , is then the Callholder.

     "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer, the offer prices for the Comparable Treasury Issues (expressed in each case as a percentage of its principal amount) quoted in writing to the Calculation Agent by such Reference Treasury Dealer, by 12:00 noon, New York City time, on the first Determination Date.

     "Remaining Scheduled Payments" means, with respect to the PATS, the remaining scheduled payments of the principal and interest thereon, calculated at the Base Rate applicable to such PATS, that would be due from but excluding the first Coupon Reset Date to and including the maturity date; provided that if such Coupon Reset Date is not an interest payment date, the amount of the next succeeding scheduled interest payment, calculated at the Base Rate, will be reduced by the amount of interest accrued, calculated at the Base Rate only, to the first Coupon Reset Date.

     "Telerate Page 500" means the display designated as "Telerate Page 500" on Dow Jones Markets (or such other page as may replace "Telerate Page 500" on such service) or such other service displaying the offer prices for the Comparable Treasury Issues, as may replace Dow Jones Markets.

     "Treasury Rate" for the PATS means, with respect to the first Coupon Reset Date, the rate per year equal to the semiannual equivalent yield to maturity or interpolated (on a day count basis) yield to maturity of the Comparable Treasury Issues, assuming a price for the Comparable Treasury Issues (expressed as a percentage of their principal amounts) equal to the Comparable Treasury Price for such Coupon Reset Date.

PROSPECTUS


                                  $600,000,000
                                AGGREGATE AMOUNT

                                 ---------------

                                 TXU GAS COMPANY

                                 DEBT SECURITIES

                                  -------------

                               TXU GAS CAPITAL II
                               TXU GAS CAPITAL III
                               TXU GAS CAPITAL IV

                           PREFERRED TRUST SECURITIES

                   FULLY AND UNCONDITIONALLY GUARANTEED AS SET
                           FORTH IN THIS PROSPECTUS BY

                                 TXU GAS COMPANY

              -----------------------------------------------------

       We will provide specific terms of these securities, their offering prices and how they will be offered in supplements to this prospectus.
          You should read this prospectus and any supplement carefully before you invest.

              -----------------------------------------------------


THESE SECURITIES HAVE NOT BEEN APPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAVE THESE ORGANIZATIONS DETERMINED THAT THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


This prospectus is dated October 18, 1999.

                              ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a "shelf" registration process. Under this shelf process, we may, over the next two years, sell combinations of the securities described in this prospectus in one or more offerings up to a total dollar amount of $600,000,000. This amount includes $100,000,000 of securities registered under an earlier registration statement. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading WHERE YOU CAN FIND MORE INFORMATION.

     For more detailed information about the securities, you can read the exhibits to the registration statement. Those exhibits have been either filed with the registration statement or incorporated by reference to earlier SEC filings listed in the registration statement.

                       WHERE YOU CAN FIND MORE INFORMATION

     TXU Gas Company, a Texas corporation, changed its name from ENSERCH Corporation on June 14, 1999. TXU Gas Company files annual, quarterly and special reports and other information with the SEC under File No. 1-3183. These SEC filings are available to the public over the Internet at the SEC's website at http://www.sec.gov. You may also read and copy any of these SEC filings at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, until we sell all of the securities described in this prospectus.

     o TXU Gas Company's Annual Report on Form 10-K for the year ended December 31, 1998.

     o TXU Gas Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1999 and June 30, 1999.

     You may request a copy of these filings at no cost by writing or contacting TXU Gas Company at the following address: Secretary, TXU Gas Company, Energy Plaza, 1601 Bryan Street, Dallas, Texas 75201; telephone number (214) 812-4600.

                                 TXU GAS COMPANY

     TXU Gas Company is an integrated company focused on natural gas operating primarily in the north central, eastern and western parts of Texas. TXU Gas Company is engaged in:

     o Owning and operating interconnected natural gas transmission lines, underground storage reservoirs, compressor stations and related properties in Texas;

     o Gathering and processing natural gas to remove impurities and extract liquid hydrocarbons for sale;

     o Wholesale and retail marketing of natural gas in several areas of the United States; and

     o Owning and operating approximately 550 local gas utility distribution systems in Texas.

     On August 5, 1997, Texas Utilities Company, now doing business as TXU Corp, acquired TXU Gas Company. Immediately before the transaction, TXU Gas Company's ownership interests in Enserch Exploration, Inc. and Lone Star Energy Plant Operations, Inc. were distributed to the holders of the TXU Gas' common stock.

     TXU Corp is a holding company whose principal operations are conducted through TXU Electric Company, TXU Gas Company, Eastern Energy Limited and Eastern Group plc. Through these and other subsidiaries, TXU Corp engages in the generation, purchase, transmission, distribution and sale of electricity; the gathering, processing, transportation and distribution of natural gas; energy marketing; and telecommunications, retail energy services, international gas operations, power development and other businesses, primarily in the United States, the United Kingdom and Australia.

     TXU Gas Company's principal place of business is Energy Plaza, 1601 Bryan Street, Dallas, Texas 75201.

         TXU GAS CAPITAL II, TXU GAS CAPITAL III, AND TXU GAS CAPITAL IV

     TXU Gas Capital II, TXU Gas Capital III and TXU Gas Capital IV are identical Delaware business trusts and each will be described in this prospectus as TXU Gas Capital. TXU Gas Capital was created under a trust agreement among TXU Gas Company as depositor of TXU Gas Capital, The Bank of New York as the property trustee and The Bank of New York (Delaware) as the Delaware trustee and an administrative trustee appointed by TXU Gas Company. The trust agreement will be amended and restated substantially in the form filed as an exhibit to the registration statement. TXU Gas Capital exists only to issue its preferred trust securities and common trust securities and to hold the junior subordinated debentures of TXU Gas Company as trust assets. All of the common trust securities will be owned by TXU Gas Company. The common trust securities will represent at least 3% of the total capital of TXU Gas Capital. Payments will be made on the common trust securities pro rata with the preferred trust securities, except that the common trust securities' right to payment will be subordinated to the rights of the preferred trust securities if there is a default under the trust agreement. TXU Gas Capital has a term of approximately 40 years, but may dissolve earlier as provided in the trust agreement. TXU Gas Capital's business and affairs will be conducted by its administrative trustees. The office of the Delaware trustee in the State of Delaware is White Clay Center, Route 273, Newark, Delaware 19711. The principal place of business of TXU Gas Capital is c/o TXU Gas Company, Energy Plaza, 1601 Bryan Street, Dallas, Texas 75201.

                                 USE OF PROCEEDS

     Unless otherwise described in a prospectus supplement, the net proceeds from the offering of the securities will be used for general corporate purposes of TXU Gas Company.

                     RATIO OF EARNINGS TO FIXED CHARGES AND
       RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED DIVIDENDS

     The following ratios were calculated to exclude the effect of businesses that were disposed of by TXU Gas Company on August 5, 1997, the date TXU Gas Company was acquired by TXU Corp.

                                                                        Ratio of Earnings    Amount by Which
                                                     Amount by Which    to Combined Fixed   Fixed Charges and
                                 Ratio of Earnings   Fixed Charges        Charges and      Preferred Dividends
              Period             to Fixed Charges   Exceeded Earnings  Preferred Dividends  Exceeded Earnings
              ------             ----------------   -----------------  -------------------  -----------------
                                                      (millions)                               (millions)
Year ended December 31, 1994           0.82              $12.8               0.58               $41.8

Year ended December 31, 1995           1.46               --                 1.18                --

Year ended December 31, 1996           1.31               --                 1.01                --

January 1, 1997 to August 5, 1997      0.58              $19.0               0.49               $27.7

August 5, 1997 to December 31, 1997    0.66              $10.8               0.57               $16.2

Year ended December 31, 1998           0.68              $24.9               0.64               $29.4

Six months ended June 30, 1999         0.28              $27.4               0.27               $29.7

                         DESCRIPTION OF DEBT SECURITIES

     The debt securities will be TXU Gas Company's direct unsecured general obligations. The debt securities will be issued under the Indenture (For Unsecured Debt Securities), dated as of January 1, 1998, between TXU Gas Company and The Bank of New York as trustee under the indenture.

     Material terms of the debt securities and the indenture are summarized below. The form of the indenture was filed with the SEC and you should read the indenture for provisions that may be important to you. The indenture will be qualified under the Trust Indenture Act of 1939. You should refer to the Trust Indenture Act for provisions that apply to the debt securities. Whenever particular provisions or defined terms in the indenture are referred to under this DESCRIPTION OF DEBT SECURITIES, those provisions or defined terms are incorporated by reference in this prospectus.

     The debt securities will rank equally with all of TXU Gas Company's other senior and unsubordinated debt.

     A prospectus supplement and an officer's certificate relating to any series of debt securities being offered will include specific terms relating to that offering. These terms will include any of the following terms that apply to that series:

     o    The title of the debt securities;

     o    The total principal amount of the debt securities;

     o The dates on which the principal of the debt securities will be payable and how it will be paid;

     o The interest rate or rates which the debt securities will bear, or how the rate or rates will be determined, the interest payment dates for the debt securities and the regular record dates for interest payments;

     o The percentage, if less than 100%, of the principal amount of the debt securities that will be payable if the maturity of the debt securities is accelerated;

     o Any date or dates on which the debt securities may be redeemed at the option of TXU Gas Company and any restrictions on those redemptions;

     o Any sinking fund or other provisions that would obligate TXU Gas Company to repurchase or otherwise redeem the debt securities;

     o Any changes or additions to the Events of Default under the indenture or changes or additions to the covenants of TXU Gas Company under the indenture;

     o If the debt securities will be issued in denominations other than $1,000;

     o If payments on the debt securities may be made in a currency or currencies other than United States dollars; and

     o Any other terms of the debt securities not inconsistent with the terms of the indenture (Indenture, Section 301).

     The indenture does not limit the principal amount of debt securities that TXU Gas Company may issue.

     TXU Gas Company may sell debt securities at a discount below their principal amount. United States federal income tax considerations applicable to debt securities sold at an original issue discount may be described in the prospectus supplement. In addition, important United States federal income tax or other tax considerations applicable to any debt securities denominated or payable in a currency or currency unit other than United States dollars may be described in the prospectus supplement.

     Except as may otherwise be described in the applicable prospectus supplement, the covenants contained in the indenture will not afford holders of debt securities protection in the event of a highly-leveraged transaction involving TXU Gas Company.

     PAYMENT AND PAYING AGENTS

     Except as may be provided in the prospectus supplement, interest, if any, on each debt security payable on each interest payment date will be paid to the person in whose name that debt security is registered as of the close of business on the regular record date for the interest payment date. However, interest payable at maturity will be paid to the person to whom the principal is paid. If there has been a default in the payment of interest on any debt security, the defaulted interest may be paid to the holder of the debt security as of the close of business on a date between 10 and 15 days before the date proposed by TXU Gas Company for payment of defaulted interest or in any other manner permitted by any securities exchange on which that debt security may be listed, if the trustee finds it workable (Indenture, Section 307).

     Unless otherwise specified in the prospectus supplement, principal, premium, if any, and interest on the debt securities at maturity will be payable upon presentation of the debt securities at the corporate trust office of The Bank of New York, in The City of New York, as paying agent for TXU Gas Company. TXU Gas Company may change the place of payment on the debt securities, may appoint one or more additional paying agents, including TXU Gas Company, and may remove any paying agent, all at the discretion of TXU Gas Company (Indenture, Section 602).

     REGISTRATION AND TRANSFER

     Unless otherwise specified in the prospectus supplement, the transfer of debt securities may be registered, and debt securities may be exchanged for other debt securities of the same series or tranche, of authorized denominations and with the same terms and principal amount, at the corporate trust office of The Bank of New York in The City of New York. TXU Gas Company may change the place for registration of transfer and exchange of the debt securities and may designate additional places for registration and exchange (Indenture, Section
602). Unless otherwise provided in the prospectus supplement, no service charge will be made for any transfer or exchange of the debt securities. However, TXU Gas Company may require payment to cover any tax or other governmental charge that may be imposed. TXU Gas Company will not be required to execute or to provide for the registration of transfer of, or the exchange of, (a) any debt security during the 15 days before giving any notice of redemption or (b) any debt security selected for redemption except the unredeemed portion of any debt security being redeemed in part (Indenture, Section 305).

     DEFEASANCE

     TXU Gas Company will be discharged from its obligations on the debt securities of a particular series if it deposits with the trustee sufficient cash or government securities to pay the principal, interest, any premium and any other sums when due on the stated maturity date or a redemption date of that series of debt securities (Indenture, Section 701).

     CONSOLIDATION, MERGER, AND SALE OF ASSETS

     Under the terms of the indenture, TXU Gas Company may not consolidate with or merge into any other entity or convey, transfer or lease its properties and assets substantially as an entirety to any entity, unless:

     o The surviving or successor entity is organized and validly existing under the laws of any domestic jurisdiction and it expressly assumes TXU Gas Company's obligations on all debt securities and under the indenture;

     o Immediately after giving effect to the transaction, no Event of Default under the indenture or no event which, after notice or lapse of time or both, would become an Event of Default under the indenture, will have occurred and be continuing; and

     o TXU Gas Company will have delivered to the trustee an officer's certificate and an opinion of counsel as provided in the indenture (Indenture, Section 1101).

     The terms of the indenture do not restrict TXU Gas Company in a merger in which TXU Gas Company is the surviving entity.

     EVENTS OF DEFAULT

     "Event of Default," when used in the indenture with respect to debt securities of a specific series, means any of the following:

     o Failure to pay interest on any debt security of that series for 30 days after it is due;

     o Failure to pay the principal of or any premium on any debt security of that series when due;

     o Failure to perform any other covenant in the indenture, other than a covenant that does not relate to the debt securities of that series, for 90 days after TXU Gas Company receives written notice from the trustee or TXU Gas Company and the trustee receive written notice from the holders of 33% in aggregate principal amount of the debt securities;

     o Events in bankruptcy, insolvency or reorganization of TXU Gas Company specified in the indenture; or

     o Any other Event of Default included in any supplemental indenture or officer's certificate for that series of debt securities (Indenture, Section 801).

     An Event of Default for a particular series of debt securities does not necessarily constitute an Event of Default for any other series of debt securities issued under the indenture. The trustee may withhold notice to the holders of debt securities of any default, except default in the payment of principal or interest, if it considers the withholding of notice to be in the interests of the holders.

     REMEDIES

     If an Event of Default for any series of debt securities occurs and continues, the trustee or the holders of at least 33% in aggregate principal amount of all the debt securities of the series may declare the entire principal amount of all the debt securities of that series, together with accrued interest, to be due and payable immediately. However, if the Event of Default is applicable to all outstanding debt securities under the indenture, only the trustee or holders of at least 33% in aggregate principal amount of all outstanding debt securities of all series, voting as one class, and not the holders of any one series, may make that declaration of acceleration (Indenture, Section 802).

     At any time after a declaration of acceleration with respect to the debt securities of any series has been made and before a judgment or decree for payment of the money due has been obtained, the Event of Default giving rise to the declaration of acceleration will be considered waived, and the declaration and its consequences will be considered rescinded and annulled, if:

     o TXU Gas Company has paid or deposited with the trustee a sum sufficient to pay:

          (1)  all overdue interest on all debt securities of the series;

          (2) the principal of and premium, if any, on any debt securities of the series which have otherwise become due and interest that is currently due;

          (3)  interest on overdue interest; and

          (4)  all amounts due to the trustee under the indenture; and

     o Any other Event of Default with respect to the debt securities of that series has been cured or waived as provided in the indenture (Indenture, Section 802).

     There is no automatic acceleration, even in the event of bankruptcy, insolvency or reorganization of TXU Gas Company.

     Other than its duties in case of an Event of Default, the trustee is not obligated to exercise any of its rights or powers under the indenture at the request, order or direction of any of the holders, unless the holders offer the trustee a reasonable indemnity (Indenture, Section 903). If they provide this reasonable indemnity, the holders of a majority in principal amount of any series of debt securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any power conferred upon the trustee. However, if the Event of Default relates to more than one series, only the holders of a majority in aggregate principal amount of all affected series will have the right to give this direction (Indenture, Section 812). The trustee is not obligated to comply with directions that conflict with law or other provisions of the indenture.

     No holder of debt securities of any series will have any right to institute any proceeding under the indenture, or any remedy under the indenture, unless:

     o The holder has previously given to the trustee written notice of a continuing Event of Default;

     o The holders of a majority in aggregate principal amount of the outstanding debt securities of all series in respect of which an Event of Default has occurred and is continuing have made a written request to the trustee, and have offered reasonable indemnity to the trustee to institute proceedings; and

     o The trustee has failed to institute any proceeding for 60 days after notice (Indenture, Section 807).

     However, these limitations do not apply to a suit by a holder of a debt security for payment of the principal, premium, if any, or interest on the debt security on or after the applicable due date (Indenture, Section 808).

     TXU Gas Company will provide to the trustee an annual statement by an appropriate officer as to TXU Gas Company's compliance with all conditions and covenants under the indenture (Indenture, Section 606).

     MODIFICATION AND WAIVER

     Without the consent of any holder of debt securities issued under an indenture, TXU Gas Company and the trustee may enter into one or more supplemental indentures for any of the following purposes:

     o To evidence the assumption by any permitted successor of the covenants of TXU Gas Company in the indenture and in the debt securities;

     o To add additional covenants of TXU Gas Company or to surrender any right or power of TXU Gas Company under the indenture;

     o    To add additional Events of Default;

     o To change or eliminate or add any provision to the indenture; provided, however, if the change will adversely affect the interests of the holders of debt securities of any series in any material respect, the change, elimination or addition will become effective only:

          (1) when the consent of the holders of debt securities of that series has been obtained in accordance with the indenture; or

          (2) when no debt securities of the affected series remain outstanding under the indenture;

     o To provide collateral security for all but not part of the debt securities;

     o To establish the form or terms of debt securities of any other series as permitted by the indenture;

     o To provide for the authentication and delivery of bearer securities with or without coupons;

     o To evidence and provide for the acceptance of appointment of a successor trustee;

     o To provide for the procedures required for use of a noncertificated system of registration for the debt securities of all or any series;

     o To change any place where principal, premium, if any, and interest will be payable, debt securities may be surrendered for registration of transfer or exchange and notices to TXU Gas Company may be served; or

     o To cure any ambiguity or inconsistency or to make any other provisions with respect to matters and questions arising under the indenture; provided that the changes or additions do not adversely affect the interests of the holders of debt securities of any series in any material respect (Indenture, Section 1201).

     The holders of at least a majority in aggregate principal amount of the debt securities of all series then outstanding may waive compliance by TXU Gas Company with some restrictive provisions of the indenture (Indenture, Section
607). The holders of not less than a majority in principal amount of the outstanding debt securities of any series may waive any past default under the indenture with respect to that series, except a default in the payment of principal, premium, if any, or interest and some covenants and provisions of the indenture that cannot be modified or be amended without the consent of the holder of each outstanding debt security of the series affected (Indenture, Section 813).

     If the Trust Indenture Act is amended after the date of the indenture in a way as to require changes to the indenture, the indenture will be deemed to be amended so as to conform to that amendment to the Trust Indenture Act. TXU Gas Company and the trustee may, without the consent of any holders, enter into one or more supplemental indentures to evidence the amendment (Indenture, Section
1201).

     The consent of the holders of a majority in aggregate principal amount of the debt securities of all series then outstanding is required for all other modifications to the indenture. However, if less than all of the series of debt securities outstanding are directly affected by a proposed supplemental indenture, then the consent only of the holders of a majority in aggregate principal amount of all series that are directly affected will be required. No amendment or modification may:

     o Change the stated maturity of the principal of, or any installment of principal of or interest on, any debt security, or reduce the principal amount of any debt security or its rate of interest or change the method of calculating the interest rate or reduce any premium payable upon redemption, or change the currency in which payments are made, or impair the right to institute suit for the enforcement of any payment on or after the stated maturity of any debt security, without the consent of the holder;

     o Reduce the percentage in principal amount of the outstanding debt securities of any series whose consent is required for any supplemental indenture or any waiver of compliance with a provision of the indenture or any default thereunder and its consequences, or reduce the requirements for quorum or voting, without the consent of all the holders of the series; or

     o Modify some of the provisions of the indenture relating to supplemental indentures, waivers of some covenants and waivers of past defaults with respect to the debt securities of any series, without the consent of the holder of each outstanding debt security affected by them (Indenture, Section 1202).

     A supplemental indenture which changes the indenture solely for the benefit of one or more particular series of debt securities, or modifies the rights of the holders of debt securities of one or more series, will not affect the rights under the indenture of the holders of the debt securities of any other series.

     The indenture provides that debt securities owned by TXU Gas Company or anyone else required to make payment on the debt securities will be disregarded and considered not to be outstanding in determining whether the required holders have given a request or consent (Indenture, Section 101).

     TXU Gas Company may fix in advance a record date to determine the required number of holders entitled to give any request, demand, authorization, direction, notice, consent, waiver or other act of the holders, but TXU Gas Company will have no obligation to do so. If TXU Gas Company fixes a record date, that request, demand, authorization, direction, notice, consent, waiver or other act of the holders may be given before or after that record date, but only the holders of record at the close of business on that record date will be considered holders for the purposes of determining whether holders of the required percentage of the outstanding debt securities have authorized or agreed or consented to the request, demand, authorization, direction, notice, consent, waiver or other act of the holders. For that purpose, the outstanding debt securities will be computed as of the record date. Any request, demand, authorization, direction, notice, consent, election, waiver or other act of a holder will bind every future holder of the same debt securities and the holder of every debt security issued upon the registration of transfer of or in exchange of these debt securities. A transferee will be bound by acts of the trustee or TXU Gas Company in reliance on them, whether or not notation of that action is made upon the debt security (Indenture, Section 104).

     RESIGNATION OF A TRUSTEE

     A trustee may resign at any time by giving written notice to TXU Gas Company or may be removed at any time by act of the holders of a majority in principal amount of all series of debt securities then outstanding delivered to the trustee and TXU Gas Company. No resignation or removal of a trustee and no appointment of a successor trustee will be effective until the acceptance of appointment by a successor trustee. So long as no Event of Default or event which, after notice or lapse of time, or both, would become an Event of Default has occurred and is continuing and except with respect to a trustee appointed by act of the holders, if TXU Gas Company has delivered to the trustee a resolution of its Board of Directors appointing a successor trustee and that successor has accepted the appointment in accordance with the terms of the respective indenture, the trustee will be deemed to have resigned and the successor will be deemed to have been appointed as trustee in accordance with the indenture (Indenture, Section 910).

     NOTICES

     Notices to holders of debt securities will be given by mail to the addresses of the holders as they may appear in the security register for debt securities (Indenture, Section 106).

     TITLE

     TXU Gas Company, the trustee, and any agent of TXU Gas Company or the trustee, may treat the person in whose name any debt security is registered as the absolute owner of it, whether or not the debt security may be overdue, for the purpose of making payments and for all other purposes irrespective of notice to the contrary (Indenture, Section 308).

     GOVERNING LAW

     The indenture and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York (Indenture, Section 112).

     REGARDING THE TRUSTEE

     The trustee will be The Bank of New York. In addition to acting as trustee, The Bank of New York acts, and may act, as trustee under various indentures and trusts of TXU Gas Company, TXU Corp and other affiliates, including the trust agreement for the preferred trust securities and the indenture for the junior subordinated debentures described below. TXU Gas Company, TXU Corp and other affiliates maintain deposit accounts and credit and liquidity facilities and conduct other banking transactions with the trustee in the ordinary course of their businesses.

                DESCRIPTION OF TXU GAS CAPITAL'S PREFERRED TRUST
                     SECURITIES AND COMMON TRUST SECURITIES

     TXU Gas Capital will issue preferred trust securities and common trust securities under a trust agreement. The preferred trust securities will represent preferred undivided beneficial interests in the assets of TXU Gas Capital and will entitle their holders to a preference over the common trust securities with respect to distributions and amounts payable on redemption or liquidation. The material terms of the trust agreement are summarized below. The form of trust agreement was filed with the SEC and you should read the trust agreement for provisions that may be important to you. The trust agreement will be qualified as an indenture under the Trust Indenture Act. You should also refer to the Trust Indenture Act for provisions that apply to the preferred trust securities. Wherever particular defined terms of the trust agreement are referred to, those defined terms are incorporated in this prospectus by reference.

     The preferred trust securities and common trust securities issued by TXU Gas Capital will be substantially the same except that, if TXU Gas Capital fails to make required payments, the rights of TXU Gas Company as the holder of the common trust securities to payment of distributions and upon liquidation or redemption will be subordinated to the rights of the holders of the preferred trust securities. If there is a continuing Event of Default under the subordinated indenture described below, holders of the preferred trust securities may vote to appoint, remove or replace any of trustees of TXU Gas Capital. All of the common trust securities of TXU Gas Capital will be owned by TXU Gas Company.

     TXU Gas Capital will use the proceeds from the sale of the preferred trust securities and common trust securities to purchase junior subordinated debentures from TXU Gas Company in an aggregate principal amount equal to the aggregate liquidation preference amount of the preferred trust securities and the common trust securities. The junior subordinated debentures will be issued under the Subordinated Indenture, dated June 1, 1998, between TXU Gas Company and The Bank of New York, as debenture trustee. The property trustee will hold the junior subordinated debentures in trust for the benefit of holders of the preferred trust securities and common trust securities (Trust Agreement, Section 2.09).

     TXU Gas Company will fully and unconditionally guarantee payments due on the preferred trust securities through a combination of the following:

     o TXU Gas Company's obligations under the junior subordinated debentures;

     o The rights of holders of preferred trust securities to enforce those obligations;

     o    TXU Gas Company's agreement to pay the expenses of TXU Gas Capital; or

     o TXU Gas Company's guarantee of payments due on the preferred trust securities to the extent of TXU Gas Capital's assets.

     A prospectus supplement relating to the preferred trust securities will include specific terms of those securities and of the junior subordinated debentures. For a description of some specific terms that will affect both the preferred trust securities and the junior subordinated debentures and your rights under each, see DESCRIPTION OF THE JUNIOR SUBORDINATED DEBENTURES below.

     DISTRIBUTIONS

     The only income of TXU Gas Capital available for distribution to the holders of preferred trust securities will be payments on the junior subordinated debentures. If TXU Gas Company does not make interest payments on the junior subordinated debentures, TXU Gas Capital will not have funds available to pay distributions on preferred trust securities. The payment of distributions, if and to the extent TXU Gas Capital has sufficient funds available for the payment of those distributions, is guaranteed on a limited basis by TXU Gas Company.

     So long as there is no default in the payment of interest on the junior subordinated debentures, TXU Gas Company may extend the interest payment period from time to time on the junior subordinated debentures for one or more periods. As a consequence, distributions on preferred trust securities would be deferred during any such period. Interest would, however, continue to accrue. If TXU Gas Company extends the interest period or is in default under the guarantee or with respect to payments on the junior subordinated debentures, TXU Gas Company may not:

     o Declare or pay any dividend or distribution on its capital stock, other than dividends paid in shares of common stock of TXU Gas Company;

     o Redeem, purchase, acquire or make a liquidation payment with respect to any of its capital stock;

     o Redeem any indebtedness that is equal in right of payment with the junior subordinated debentures; or

     o    Make any guarantee payments with respect to any of the above.

     Any extension period with respect to payment of interest on the junior subordinated debentures, or any extended interest payment period in respect of other securities issued under the subordinated indenture or on any similar securities, will apply to all securities of the same type. Those extensions will also apply to distributions on preferred trust securities and common trust securities and all other securities with terms substantially the same as preferred trust securities and common trust securities. Before an extension period ends, TXU Gas Company may further extend the interest payment period. No extension period as further extended may exceed 20 consecutive quarters. After any extension period and the payment of all amounts then due, TXU Gas Company may select a new extended interest payment period. No interest period may be extended beyond the maturity of the junior subordinated debentures.

     REDEMPTION OF PREFERRED TRUST SECURITIES AND COMMON TRUST SECURITIES

     Whenever junior subordinated debentures are repaid, whether at maturity or earlier redemption, the proceeds will be applied to redeem a like amount of preferred trust securities and common trust securities. Holders of junior subordinated debentures will be given not less than 30 nor more than 60 days' notice of any redemption.

     REDEMPTION PROCEDURES

     Preferred trust securities will be redeemed at the redemption price plus accrued and unpaid distributions with the proceeds from the contemporaneous redemption of junior subordinated debentures. Redemptions of the preferred trust securities will be made on a redemption date only if TXU Gas Capital has funds available for the payment of the redemption price plus accrued and unpaid distributions (Trust Agreement, Section 4.02(c)).

     Notice of redemption of preferred trust securities will be irrevocable. On or before the redemption date, TXU Gas Capital will irrevocably deposit with the paying agent for preferred trust securities sufficient funds and will give the paying agent irrevocable instructions and authority to pay the redemption price plus accrued and unpaid distributions to the holders upon surrender of their preferred trust securities. Distributions payable on or before a redemption date will be payable to the holders on the record date for the distribution payment. If notice is given and funds are deposited as required, then on the redemption date all rights of holders of the preferred trust securities called for redemption will cease, except the right of the holders to receive the redemption price plus accrued and unpaid distributions, and the preferred trust securities will cease to be outstanding. No interest will accrue on amounts payable on the redemption date. If any date fixed for redemption of preferred trust securities is not a business day, then payment will be made on the next business day. No interest will be payable because of any such delay. If payment of preferred trust securities called for redemption is improperly withheld or refused and not paid either by TXU Gas Capital or by TXU Gas Company in accordance with the guarantee, distributions on those preferred trust securities will continue to accrue to the date of payment. That date will be considered the date fixed for redemption for purposes of calculating the redemption price plus accrued and unpaid distributions (Trust Agreement, Section 4.02(d)).

     Subject to applicable law, including United States federal securities law, TXU Gas Company may purchase outstanding preferred trust securities by tender, in the open market or by private agreement.

     If preferred trust securities are partially redeemed on a redemption date, a corresponding percentage of the common trust securities will be redeemed. The particular preferred trust securities to be redeemed will be selected not more than 60 days before the redemption date by the property trustee by a method that the property trustee determines is fair, taking into account the denominations in which they were issued. The property trustee will promptly notify the registrar for the preferred trust security in writing of the preferred trust securities selected for redemption and, where applicable, the partial amount to be redeemed (Trust Agreement, Section 4.02(f)).

     SUBORDINATION OF COMMON TRUST SECURITIES

     Payment of distributions on, and the redemption price, plus accrued and unpaid distributions, of, the preferred trust securities and common trust securities will be made proportionately based on the liquidation preference amount. However, if on any distribution payment date or redemption date an Event of Default under the trust agreement has occurred and is continuing, no payment on any common trust security will be made until all payments due on the preferred trust securities have been made. In that case, funds available to the property trustee will first be applied to the payment in full of all distributions on, or the redemption price plus accrued and unpaid distributions of, preferred trust securities then due and payable (Trust Agreement, Section 4.03(a)).

     If an Event of Default under the trust agreement results from an Event of Default under the subordinated indenture, the holder of common trust securities cannot take action with respect to the trust agreement default until the effect of all defaults with respect to preferred trust securities has been cured, waived or otherwise eliminated. Until the Event of Default under the trust agreement with respect to preferred trust securities has been cured, waived or otherwise eliminated, the property trustee will act solely on behalf of the holders of preferred trust securities and not the holders of the common trust securities. Only holders of preferred trust securities will have the right to direct the property trustee to act on their behalf (Trust Agreement, Section 4.03(b)).

     LIQUIDATION DISTRIBUTION UPON DISSOLUTION

     TXU Gas Capital will be dissolved and will be liquidated by the property trustee on the first to occur of:

     o    The expiration of the term of TXU Gas Capital;

     o    The bankruptcy, dissolution or liquidation of TXU Gas Company;

     o    Redemption of all of the preferred trust securities;

     o The entry of an order for dissolution of TXU Gas Capital by a court of competent jurisdiction; and

     o At any time, at the election of TXU Gas Company (Trust Agreement, Sections 9.01 and 9.02).

     If an early dissolution occurs because of bankruptcy, dissolution or liquidation of TXU Gas Company, if all the preferred trust securities are redeemed, or if TXU Gas Company so elects, TXU Gas Capital will be liquidated by the property trustee as expeditiously as the property trustee determines to be appropriate. The property trustee will provide for the satisfaction of liabilities of creditors, if any, and distribute to each holder of the preferred trust securities and common trust securities a proportionate amount of junior subordinated debentures. If a distribution of junior subordinated debentures is determined by the property trustee not to be practical, holders will be entitled to receive, out of the assets of TXU Gas Capital after adequate provision for the satisfaction of liabilities of creditors, if any, an amount equal to the aggregate liquidation preference of the preferred trust securities plus accrued and unpaid distributions on them to the date of payment. If this liquidation distribution can be paid only in part because TXU Gas Capital has insufficient assets available to pay in full the aggregate liquidation distribution, then the amounts payable directly by TXU Gas Capital on the preferred trust securities will be paid to the holders proportionately based on the total liquidation preference amount of the preferred trust securities they hold. TXU Gas Company, as holder of the common trust securities, will be entitled to receive distributions upon any dissolution proportionately with the holders of the preferred trust securities, except that if an Event of Default has occurred and is continuing under the trust agreement, the preferred trust securities will have a preference over the common trust securities (Trust Agreement, Section 9.04).

     EVENTS OF DEFAULT; NOTICE

     Any one of the following events will be an Event of Default under the trust agreement whether it will be voluntary or involuntary or be effected by operation of law or in accordance with any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

     o The occurrence of an Event of Default under the subordinated indenture;

     o Default by TXU Gas Capital in the payment of any distribution when it becomes due and payable, and continuation of that default for 30 days;

     o Default by TXU Gas Capital in the payment of any redemption price, plus accrued and unpaid distributions, of any preferred trust security or common trust security when it becomes due and payable;

     o Default in the performance, or breach, in any material respect, of any covenant or warranty of the trustees in the trust agreement which is not dealt with above, and the continuation of that default or breach for 60 days after notice to TXU Gas Capital by the holders of preferred trust securities having at least 10% of the total liquidation preference amount of the outstanding preferred trust securities; or

     o The occurrence of specified events of bankruptcy or insolvency with respect to TXU Gas Capital (Trust Agreement, Section 1.01).

     Within 90 business days after the occurrence of any Event of Default under the trust agreement, the property trustee will transmit to the holders of preferred trust securities and common trust securities and TXU Gas Company notice of any default actually known to the property trustee, unless that default has been cured or waived (Trust Agreement, Section 8.01(a)).

     A holder of preferred trust securities may directly institute a proceeding to enforce payment when due directly to the holder of the preferred trust securities of the principal of or interest on junior subordinated debentures having a principal amount equal to the aggregate liquidation preference amount of the holder's preferred trust securities. The holders of preferred trust securities have no other rights to exercise directly any other remedies available to the holder of the junior subordinated debentures unless the property trustee fails to do so (Trust Agreement, Section 6.01(a)).

     Unless an Event of Default under the subordinated indenture has occurred and is continuing, the holder of the common trust securities may remove the property trustee at any time. If an Event of Default under the subordinated indenture has occurred and is continuing, the holders of a majority of the total liquidation preference amount of the outstanding preferred trust securities may remove the property trustee. Any resignation or removal of the property trustee will take effect only on the acceptance of appointment by the successor property trustee (Trust Agreement, Section 8.10).

     MERGER OR CONSOLIDATION OF THE PROPERTY TRUSTEE OR THE DELAWARE TRUSTEE

     If the property trustee or the Delaware trustee merge or consolidate with another entity, or if any entity succeeds to all or substantially all the corporate trust business of the property trustee or the Delaware trustee, the successor or surviving company will be the successor to the property trustee or the Delaware trustee under the trust agreement, so long as it is otherwise qualified and eligible (Trust Agreement, Section 8.12).

     VOTING RIGHTS

     Except with respect to amendments to the trust agreement and amendments to and assignment of the guarantee, the holders of preferred trust securities will have no voting rights not otherwise required by law or the trust agreement (Trust Agreement, Section 6.01(a)).

     While junior subordinated debentures are held by the property trustee, the property trustee will not:

     o Direct the time, method and place to conduct any proceeding for any remedy available to the debenture trustee, or to execute any trust or power conferred on the debenture trustee with respect to the junior subordinated debentures;

     o    Waive any past default under the subordinated indenture;

     o Exercise any right to rescind or annul a declaration that the principal of all the junior subordinated debentures will be due and payable; or

     o Consent to any amendment, modification or termination of the subordinated indenture or the junior subordinated debentures, where that consent will be required;

without, in each case, obtaining the prior approval of the holders of preferred trust securities having at least 66 2/3% of the liquidation preference amount of the outstanding preferred trust securities. Where a consent of each holder of junior subordinated debentures affected is required, no consent will be given by the property trustee without the prior consent of each holder of the preferred trust securities. The property trustee will not revoke any action previously authorized or approved by a vote of the holders of preferred trust securities. If the property trustee fails to enforce its rights under the junior subordinated debentures or the trust agreement, to the fullest extent permitted by law, a holder of the preferred trust securities may institute a legal proceeding directly against TXU Gas Company to enforce the property trustee's rights under the junior subordinated debentures or the trust agreement without first instituting any legal proceeding against the property trustee or anyone else. The property trustee will notify all holders of preferred trust securities of any notice of default received from the debenture trustee. The property trustee will not take any action approved by the consent of the holders of the preferred trust securities without an opinion of counsel experienced in those matters to the effect that TXU Gas Capital will not be classified as an association taxable as a corporation for United States federal income tax purposes on account of that action (Trust Agreement, Sections 6.01(a) and 6.01(b)).

     Holders of preferred trust securities may give any required approval at a meeting convened for that purpose or by written consent without prior notice (Trust Agreement, Section 6.06). The administrative trustees will give notice of any meeting at which holders of preferred trust securities are entitled to vote (Trust Agreement, Section 6.02).

     No vote or consent of the holders of preferred trust securities will be required for TXU Gas Capital to redeem and cancel preferred trust securities in accordance with the trust agreement.

     Although holders of preferred trust securities are entitled to vote or consent under any of the circumstances described above, any of the preferred trust securities that are owned by TXU Gas Company, any trustee under the trust agreement or any affiliate of TXU Gas Company will be treated as if they were not outstanding for purposes of that vote or consent (Trust Agreement, Section 1.01).

     Unless an Event of Default under the subordinated indenture has occurred and is continuing, holders of preferred trust securities will have no rights to appoint or remove the administrative trustees of TXU Gas Capital, who may be appointed, removed or replaced solely by TXU Gas Company as the holder of the common trust securities (Trust Agreement, Section 8.10).

     AMENDMENTS

     The trust agreement may be amended from time to time by TXU Gas Capital and TXU Gas Company without the consent of any holders of preferred trust securities and common trust securities:

     o To cure any ambiguity, correct inconsistent provisions, make any other provisions with respect to matters or questions arising under the trust agreement that do not conflict with the other provisions of the trust agreement or any amendments of the trust agreement, or to change the name of the trust; or

     o To modify, eliminate or add to any provisions of the trust agreement to the extent necessary to ensure that TXU Gas Capital will not be classified as an association taxable as a corporation for United States federal income tax purposes at any time that any preferred trust securities and common trust securities are outstanding or to ensure TXU Gas Capital's exemption from the status of an "investment company" under the Investment Company Act of 1940.

     No amendment described above may materially adversely affect the interests of any holder of preferred trust securities and common trust securities. The amendments to the trust agreement which cure ambiguity, correct inconsistencies or supplement existing provisions will become effective when notice of the amendment is given to the holders of preferred trust securities and common trust securities (Trust Agreement, Section 10.03(a)).

     Except as provided below, any provision of the trust agreement may be amended by the administrative trustees and TXU Gas Company with:

     o The consent of holders of preferred trust securities and common trust securities representing not less than a majority of the total liquidation preference amount of the preferred trust securities and common trust securities then outstanding; and

     o Receipt by the trustees of an opinion of counsel to the effect that the amendment or the exercise of any power granted to the trustees in accordance with the amendment will not cause TXU Gas Capital to be classified as an association taxable as a corporation for United States federal income tax purposes or affect TXU Gas Capital's exemption from status of an "investment company" under the Investment Company Act (Trust Agreement, Section 10.03(b)).

     Each holder of preferred trust securities or common trust securities must consent to any amendment to the trust agreement that:

     o Changes the amount or timing of any distribution with respect to preferred trust securities or common trust securities or otherwise adversely affects the amount of any distribution required to be made in respect of preferred trust securities and common trust securities as of a specified date; or

     o Restricts the right of a holder of preferred trust securities and common trust securities to institute suit for the enforcement of any distribution on or after a specified date (Trust Agreement, Section 10.03(c)).

     CO-TRUSTEES AND SEPARATE TRUSTEE

     If no Event of Default under the trust agreement has occurred and is continuing, for the purpose of meeting the legal requirements of the Trust Indenture Act or of any jurisdiction in which any part of the trust property of TXU Gas Capital may at the time be located, TXU Gas Company and the property trustee may appoint one or more persons approved by the property trustee either to act as co-trustee, jointly with the property trustee, of all or any part of the trust property, or to act as separate trustee of any trust property. Upon the written request of the property trustee, TXU Gas Company will for that purpose join with the property trustee in the execution, delivery and performance of all instruments necessary or proper to make that appointment. The appointment will vest in that person or persons in that capacity, any property, title, right or power deemed necessary or desirable, subject to the provisions of the trust agreement. If TXU Gas Company does not join in that appointment within 15 days after the receipt by it of a request so to do, or in case an Event of Default under the subordinated indenture has occurred and is continuing, the property trustee alone will have power to make that appointment (Trust Agreement, Section 8.09).

     FORM, EXCHANGE, AND TRANSFER

     Preferred trust securities of any TXU Gas Capital Trust may be exchanged for other preferred trust securities of that trust in any authorized denomination and with the same terms and total liquidation preference (Trust Agreement, Section 5.04).

     Subject to the terms of the trust agreement, preferred trust securities may be presented for exchange as provided above or for registration of transfer, duly endorsed or accompanied by a duly executed instrument of transfer, at the office of the preferred trust security registrar or at the office of any transfer agent designated by TXU Gas Company for that purpose. TXU Gas Company may designate itself the preferred trust security registrar. No service charge will be made for any registration of transfer or exchange of preferred trust securities, but TXU Gas Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with the transfer. In that case, the holder requesting transfer must pay the tax or charges and give any indemnity that TXU Gas Capital or TXU Gas Company may require (Trust Agreement, Section 5.04). A transfer or exchange will be made when the transfer agent is satisfied with the documents of title and identity of the person making the request. TXU Gas Company may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that TXU Gas Company will be required to maintain a transfer agent in each place of payment for preferred trust securities.

     TXU Gas Capital will not be required to:

     o Issue, register the transfer of, or exchange any preferred trust securities during the 15 calendar days before the mailing of a notice of redemption of any preferred trust securities called for redemption and ending at the close of business on the day the notice is mailed; or

     o Register the transfer of or exchange any preferred trust securities so selected for redemption, in whole or in part, except the unredeemed portion of any preferred trust securities being redeemed in part (Trust Agreement, Section 5.04).

     REGISTRAR AND TRANSFER AGENT

     TXU Business Services Company, an affiliate of TXU Gas Company, will act as registrar and transfer agent for the preferred trust securities (Trust Agreement, Section 5.04).

     CONCERNING THE PROPERTY TRUSTEE

     The property trustee will be The Bank of New York, which also acts as trustee under various indentures and trusts of TXU Gas Company, TXU Corp and other affiliates, including the indentures for the debt securities described above, and the junior subordinated debentures described below. TXU Gas Company, TXU Corp and other affiliates maintain deposit accounts and credit and liquidity facilities and conduct other banking transactions with the property trustee in the ordinary course of their businesses. The property trustee also acts as the guarantee trustee under the guarantee and the debenture trustee under the subordinated indenture. The Delaware trustee will be The Bank of New York (Delaware).

     DUTIES OF THE TRUSTEES

     The Delaware trustee will act as the resident trustee in the State of Delaware and will have no other significant duties (Trust Agreement, Section 2.06). The property trustee will hold the junior subordinated debentures on behalf of TXU Gas Capital and will maintain a payment account with respect to the preferred trust securities and common trust securities, and will also act as trustee under the trust agreement for the purposes of the Trust Indenture Act.

     The administrative trustees of TXU Gas Capital are authorized and directed to conduct the affairs of TXU Gas Capital and to operate TXU Gas Capital so that TXU Gas Capital will not be deemed to be an "investment company" required to be registered under the Investment Company Act or taxed as a corporation for United States federal income tax purposes and so that the junior subordinated debentures will be treated as indebtedness of TXU Gas Company for United States federal income tax purposes. In this regard, the administrative trustees are authorized to take any action, not inconsistent with applicable law, the certificate of trust or the trust agreement, that the administrative trustees determine in their discretion to be necessary or desirable for those purposes, as long as the action does not materially adversely affect the interests of the holders of the preferred trust securities (Trust Agreement, Section 2.07(d)).

     GOVERNING LAW

     The trust agreement and the preferred trust securities will be governed by, and construed in accordance with, the laws of the State of Delaware (Trust Agreement, Section 10.05).

     MISCELLANEOUS

     Holders of the preferred trust securities have no preemptive or similar rights (Trust Agreement, Section 5.13).

                          DESCRIPTION OF THE GUARANTEE

     Material terms of the guarantee that TXU Gas Company will execute and deliver for the benefit of the holders of the preferred trust securities are summarized below. The form of guarantee was filed with the SEC and you should read the guarantee for provisions that may be important to you. The guarantee will be qualified as an indenture under the Trust Indenture Act. You should refer to the Trust Indenture Act for provisions that apply to the guarantee. Whenever particular provisions or defined terms of the guarantee are referred to in this prospectus, those provisions or defined terms are incorporated in this prospectus by reference.

     The Bank of New York will act as guarantee trustee under the guarantee. The Bank of New York also will act as the property trustee under the trust agreement and the debenture trustee under the subordinated indenture. The guarantee trustee will hold the guarantee for the benefit of the holders of the preferred trust securities.

     GENERAL TERMS OF THE GUARANTEE

     TXU Gas Company will irrevocably and unconditionally agree to make the guarantee payments listed below in full to the holders of the preferred trust securities if they are not made by TXU Gas Capital, as and when due, regardless of any defense, right of set-off or counterclaim that TXU Gas Company may have or assert. The following payments will be subject to the guarantee, without duplication:

     o Any accrued and unpaid distributions required to be paid on preferred trust securities, to the extent TXU Gas Capital has sufficient funds available for payments;

     o The redemption price, plus all accrued and unpaid distributions, for any preferred trust securities called for redemption by TXU Gas Capital, to the extent TXU Gas Capital has sufficient funds available for payments; and

     o Upon a voluntary or involuntary dissolution, winding-up or termination of TXU Gas Capital except in connection with (1) the distribution of junior subordinated debentures to the holders in exchange for preferred trust securities as provided in the trust agreement or (2) the redemption of all of the preferred trust securities upon maturity or redemption of the junior subordinated debentures as provided in the trust agreement, the lesser of:

          (1) the total liquidation preference amount of, and all accrued and unpaid distributions on, preferred trust securities to the date of payment; and

          (2) the amount of assets of TXU Gas Capital remaining available for distribution to holders of preferred trust securities in liquidation of TXU Gas Capital (Guarantee Agreement, Section 5.01).

TXU Gas Company's obligation to make a guarantee payment may be satisfied by direct payment of the required amounts by TXU Gas Company to the holders of preferred trust securities or by causing TXU Gas Capital to pay those amounts to the holders (Guarantee Agreement, Section 5.01).

     The guarantee will be a guarantee with respect to the preferred trust securities, but will not apply to any payment of distributions if and to the extent that TXU Gas Capital lacks the funds available to make those payments or to any collection of payment.

     If TXU Gas Company does not make interest payments on the junior subordinated debentures held by TXU Gas Capital, TXU Gas Capital will not have funds available to pay distributions on the preferred trust securities. The guarantee will rank subordinate and junior in right of payment to all liabilities of TXU Gas Company except liabilities that are equal in right of payment by their terms (Guarantee Agreement, Section 6.01).

     TXU Gas Company will enter into an agreement as to expenses and liabilities with TXU Gas Capital, to provide funds to TXU Gas Capital as needed to pay obligations of TXU Gas Capital to parties other than holders of preferred trust securities. The junior subordinated debentures and the guarantee, together with the obligations of TXU Gas Company with respect to the preferred trust securities under the subordinated indenture, the trust agreement, the guarantee and the agreement as to expenses and liabilities, constitute a full and unconditional guarantee of the preferred trust securities by TXU Gas Company. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes that guarantee. It is only the combined operation of these documents that has the effect of providing a full and unconditional guarantee by TXU Gas Company of the preferred trust securities.

     AMENDMENTS AND ASSIGNMENT

     No vote is required for changes to the trust agreement that do not materially adversely affect the rights of holders of preferred trust securities. Other terms of the guarantee may be changed only with the prior approval of the holders of the preferred trust securities having at least 66 2/3% of the total liquidation preference amount of the outstanding preferred trust securities (Guarantee Agreement, Section 8.02). All guarantees and agreements contained in the guarantee will bind the successors, assigns, receivers, trustees and representatives of TXU Gas Company and will inure to the benefit of the holders of the preferred trust securities then outstanding (Guarantee Agreement, Section 8.01).

     EVENTS OF DEFAULT

     An Event of Default under the guarantee will occur if TXU Gas Company fails to perform any of its payment obligations under the guarantee (Guarantee Agreement, Section 1.01). The holders of the preferred trust securities having a majority of the total liquidation preference amount of the preferred trust securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trustee under the guarantee or to direct the exercise of any trust or power conferred upon the guarantee trustee under the guarantee (Guarantee Agreement, Section 5.04).

     If the guarantee trustee fails to enforce the guarantee, any holder of the preferred trust securities may enforce the guarantee, or institute a legal proceeding directly against TXU Gas Company to enforce the guarantee trustee's rights under the guarantee without first instituting a legal proceeding against TXU Gas Capital, the guarantee trustee or anyone else (Guarantee Agreement, Section 5.04).

     TXU Gas Company will be required to provide an annual statement to the guarantee trustee about TXU Gas Company's performance of some of its obligations under the guarantee and any default in its performance of the obligations.

     TXU Gas Company will also be required to file annually with the guarantee trustee an officer's certificate as to TXU Gas Company's compliance with all conditions under the guarantee (Guarantee Agreement, Section 2.04).

     INFORMATION CONCERNING THE GUARANTEE TRUSTEE

     The guarantee trustee will undertake to perform only those duties specifically described in the guarantee until a default occurs. After a default under the guarantee, the guarantee trustee must exercise the same degree of care in its duties as a prudent individual would exercise in the conduct of his or her own affairs (Guarantee Agreement, Section 3.01(b)). Otherwise, the guarantee trustee is under no obligation to exercise any of the powers vested in it by the guarantee at the request of any holder of the preferred trust securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that it might incur (Guarantee Agreement, Section 3.01(c)).

     TERMINATION OF THE GUARANTEE

     The guarantee will terminate and be of no further force and effect upon:

     o Full payment of the redemption price, plus accrued and unpaid distributions, for all the preferred trust securities;

     o The distribution of junior subordinated debentures to holders of the preferred trust securities in exchange for all of the preferred trust securities; or

     o    Full payment of the amounts payable upon liquidation of TXU Gas
          Capital.

     The guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of preferred trust securities must restore payment of any sums paid under the preferred trust securities or the guarantee (Guarantee Agreement, Section 7.01).

     STATUS OF THE GUARANTEE

     The guarantee will be an unsecured obligation of TXU Gas Company and will rank:

     o Subordinate and junior in right of payment to all liabilities of TXU Gas Company, except any liabilities that are equal in right of payment by their terms;

     o Equal in right of payment with the most senior preferred or preference stock that may be issued by TXU Gas Company and with any guarantee that may be entered into by TXU Gas Company in respect of any preferred or preference stock of any affiliate of TXU Gas Company; and

     o Senior to TXU Gas Company's common stock (Guarantee Agreement, Section 6.01).

     The trust agreement provides that by accepting preferred trust securities, a holder agrees to the subordination provisions and other terms of the guarantee.

     The guarantee will be a guarantee of payment and not of collection (Guarantee Agreement, Section 5.05). That is, the guaranteed party may institute a legal proceeding directly against TXU Gas Company to enforce its rights under the guarantee without first instituting a legal proceeding against anyone else.

     GOVERNING LAW

     The guarantee will be governed by, and construed in accordance with, the laws of the State of New York (Guarantee Agreement, Section 8.06).

                DESCRIPTION OF THE JUNIOR SUBORDINATED DEBENTURES

     The junior subordinated debentures which the property trustee will hold on behalf of TXU Gas Capital as trust assets will be subordinated obligations of TXU Gas Company. The junior subordinated debentures will be issued under the subordinated indenture.

     Material terms of the junior subordinated debentures and the subordinated indenture are summarized below. The subordinated indenture has been filed with the SEC, and you should read the subordinated indenture for provisions that may be important to you. The subordinated indenture will be qualified under the Trust Indenture Act. You should refer to the Trust Indenture Act for provisions that apply to the junior subordinated debentures. Whenever particular provisions or defined terms in a subordinated indenture are referred to in this prospectus, those provisions or defined terms are incorporated by reference in this prospectus.

     The subordinated indenture provides for the issuance of subordinated debentures, including the junior subordinated debentures, and other subordinated debt in an unlimited amount from time to time (Subordinated Indenture, Section
301). The junior subordinated debentures issued to TXU Gas Capital will constitute a separate series of subordinated debentures under the subordinated indenture.

     A prospectus supplement and an officer's certificate relating to the junior subordinated debentures being offered will include specific terms relating to that offering. These terms will include some or all of the following:

     o    The title of the junior subordinated debentures;

     o    The total principal amount of the junior subordinated debentures;

     o The dates on which the principal of the junior subordinated debentures will be payable and how it will be paid;

     o The interest rate or rates which the junior subordinated debentures will bear, or how the rate or rates will be determined, the interest payment dates for the junior subordinated debentures and the regular record dates for interest payments;

     o Any right to extend the interest payment periods for the junior subordinated debentures;

     o The percentage, if less than 100%, of the principal amount of the junior subordinated debentures that will be payable if the maturity of the junior subordinated debentures is accelerated;

     o Any date or dates on which the junior subordinated debentures may be redeemed at the option of TXU Gas Company and any restrictions on those redemptions;

     o Any sinking fund or other provisions that would obligate TXU Gas Company to repurchase or otherwise redeem the junior subordinated debentures;

     o Any changes or additions to the Events of Default under the subordinated indenture or changes or additions to the covenants of TXU Gas Company under the subordinated indenture;

     o If the junior subordinated debentures will be issued in denominations other than $25;

     o If payments on the junior subordinated debentures may be made in a currency or currencies other than United States dollars; and

     o Any other terms of the junior subordinated debentures not inconsistent with the terms of the subordinated indenture (Subordinated Indenture, Section 301).

     The junior subordinated debentures of each series will be limited in total principal amount to the sum of the total liquidation preference amount of the preferred trust securities and the consideration paid by TXU Gas Company for the common trust securities of the related TXU Gas Capital trust. The junior subordinated debentures are unsecured, subordinated obligations of TXU Gas Company which rank junior to all of TXU Gas Company's Senior Indebtedness (Subordinated Indenture, Section 1501). Senior Indebtedness is defined in the subordinated indenture to include all notes and other obligations including guarantees of TXU Gas Company for borrowed money that is not subordinate or junior in right of payment to any other indebtedness of TXU Gas Company unless by its terms it is equal in right of payment to the junior subordinated debentures. The obligations of TXU Gas Company under the guarantee and the junior subordinated debentures will not be deemed to be Senior Indebtedness (Subordinated Indenture, Section 101). The amounts payable as principal and interest on the junior subordinated debentures will be sufficient to provide for payment of distributions payable on preferred trust securities and common trust securities.

     If junior subordinated debentures are distributed to holders of preferred trust securities in a dissolution of TXU Gas Capital, the junior subordinated debentures will be issued in fully registered certificated form in the denominations and integral multiples of the denominations in which the preferred trust securities have been issued, and they may be transferred or exchanged at the offices of the debenture trustee (Subordinated Indenture, Section 201).

     Payments of principal and interest on junior subordinated debentures will be payable, the transfer of junior subordinated debentures will be registrable, and junior subordinated debentures will be exchangeable for junior subordinated debentures of the same series of other denominations of the same total principal amount, at the corporate trust office of the debenture trustee in The City of New York (Subordinated Indenture, Section 602). However, TXU Gas Company may choose to make payment of interest by check mailed to the address of the persons entitled to it and may require that the payment in full of principal with respect to any junior subordinated debenture be made only upon surrender of the junior subordinated debenture to the debenture trustee.

     OPTIONAL REDEMPTION

     For so long as TXU Gas Capital is the holder of all the related outstanding junior subordinated debentures, the proceeds of any optional redemption will be used by TXU Gas Capital to redeem preferred trust securities and common trust securities in accordance with their terms.

     The debenture trustee will give notice to the holders of any optional redemption of junior subordinated debentures, not less than 30 nor more than 60 days before that redemption. All notices of redemption will state the redemption date and the redemption price plus accrued and unpaid interest. If less than all the junior subordinated debentures are to be redeemed, the notice will identify those to be redeemed and the portion of the principal amount of any junior subordinated debentures to be redeemed in part. The notice will state that on the redemption date, subject to the debenture trustee's receipt of the redemption monies, the redemption price plus accrued and unpaid interest will become due and payable on each junior subordinated debenture to be redeemed and that interest will cease to accrue on and after that date. It will name the place or places where the junior subordinated debentures are to be surrendered for payment of the redemption price plus accrued and unpaid interest (Subordinated Indenture, Section 404).

     INTEREST

     The amount of interest payable for any period will be computed on the basis of a 360-day year of twelve 30-day months and for any period shorter than a full month, on the basis of the actual number of days elapsed (Subordinated Indenture, Section 310). If any date on which interest is payable on the junior subordinated debentures is not a business day, then payment will be made on the next business day. No interest will be paid in respect of any such delay. However, if the delayed payment date is in the next calendar year, the payment will be made on the last business day of the earlier year. These payments will have the same force and effect as if made on the date the payment was originally payable (Subordinated Indenture, Section 113).

     OPTION TO EXTEND INTEREST PAYMENT PERIOD

     So long as there is no default in the payment of interest on the junior subordinated debentures, TXU Gas Company may extend the interest payment period from time to time on the junior subordinated debentures for one or more periods (Subordinated Indenture, Section 311). As a consequence, distributions on preferred trust securities would be deferred during any extension period. Interest would, however, continue to accrue. If TXU Gas Company extends the interest period or is in default under the guarantee or with respect to payments on the junior subordinated debentures, TXU Gas Company may not:

     o Declare or pay any dividend or distribution on its capital stock, other than dividends paid in shares of common stock of TXU Gas Company;

     o Redeem, purchase, acquire or make a liquidation payment with respect to any of its capital stock;

     o Redeem any indebtedness that is equal in right of payment with the junior subordinated debentures; or

     o Make any guarantee payments with respect to any of the above (Subordinated Indenture, Section 608).

     Any extension period with respect to payment of interest on the junior subordinated debentures, or any extension period in respect of other securities issued under the subordinated indenture or on any similar securities, will apply to all securities of the same type. Those extensions will also apply to distributions on preferred trust securities and common trust securities and all other securities with terms substantially the same as preferred trust securities and common trust securities. Before an extension period ends, TXU Gas Company may further extend the interest payment period. No extension period as further extended may exceed 20 consecutive quarters. After any extension period and the payment of all amounts then due, TXU Gas Company may select a new extension period. No interest period may be extended beyond the maturity of the junior subordinated debentures. TXU Gas Company will give TXU Gas Capital and the debenture trustee notice of its election of an extension period before the earlier of (1) one business day before the record date for the distribution which would occur if TXU Gas Company did not make the election to extend or (2) the date TXU Gas Company is required to give notice to the New York Stock Exchange or any other applicable self-regulatory organization of the record date. TXU Gas Company will cause TXU Gas Capital to send notice of that election to the holders of preferred trust securities.

     ADDITIONAL INTEREST

     So long as any preferred trust securities remain outstanding, if TXU Gas Capital is required to pay any taxes, duties, assessments or governmental charges imposed by the United States or any other taxing authority on income derived from the interest payments on the junior subordinated debentures, then TXU Gas Company will pay as interest on the junior subordinated debentures any additional interest that may be necessary in order that the net amounts retained by TXU Gas Capital after the payment of those taxes, duties, assessments or governmental charges will be the same as TXU Gas Capital would have had in the absence of the payment of those taxes, duties, assessments or governmental charges (Subordinated Indenture, Section 312).

     DEFEASANCE

     TXU Gas Company will be discharged from its obligations on the subordinated debentures of a particular series if it deposits with the debenture trustee sufficient cash or government securities to pay the principal, interest, any premium and any other sums when due on the stated maturity date or a redemption date of that series of the subordinated debentures (Subordinated Indenture, Section 701).

     SUBORDINATION

     The junior subordinated debentures will be subordinate and junior in right of payment to all Senior Indebtedness of TXU Gas Company (Subordinated Indenture, Section 1501). No payment of the principal of the junior subordinated debentures, including redemption and sinking fund payments, or interest on the junior subordinated debentures may be made until all holders of Senior Indebtedness have been paid, if any of the following occurs:

     o Specified events of bankruptcy, insolvency or reorganization of TXU Gas Company;

     o Any Senior Indebtedness is not paid when due and that default continues without waiver;

     o Any other default has occurred and continues without waiver, permitting the holders of Senior Indebtedness to accelerate the maturity of that indebtedness; or

     o The maturity of any other series of subordinated debentures under the subordinated indenture has been accelerated, because of an Event of Default under the subordinated indenture which remains uncured (Subordinated Indenture, Section 1502).

     Upon any distribution of assets of TXU Gas Company to creditors in connection with any insolvency, bankruptcy or similar proceeding, all principal of, and premium, if any, and interest due or to become due on all Senior Indebtedness must be paid in full before the holders of the junior subordinated debentures are entitled to receive or retain any payment (Subordinated Indenture, Section 1504).

     The subordinated indenture does not limit the aggregate amount of Senior Indebtedness that may be issued. As of June 30, 1999 TXU Gas Company had approximately $701 million principal amount of indebtedness for borrowed money constituting Senior Indebtedness.

     CONSOLIDATION, MERGER, AND SALE OF ASSETS

     Under the terms of the subordinated indenture, TXU Gas Company may not consolidate with or merge into any other entity or convey, transfer or lease its properties and assets substantially as an entirety to any entity, unless:

     o The surviving or successor entity is organized and validly existing under the laws of any domestic jurisdiction and it expressly assumes TXU Gas Company's obligations on all subordinated debentures issued under the subordinated indenture;

     o Immediately after giving effect to the transaction, no Event of Default under the subordinated indenture or no event which, after notice or lapse of time or both, would become an Event of Default under the subordinated indenture, occurs and is continuing; and

     o TXU Gas Company delivers to the debenture trustee an officer's certificate and an opinion of counsel as provided in the subordinated indenture (Subordinated Indenture, Section 1101).

     EVENTS OF DEFAULT

     "Event of Default," when used in the subordinated indenture for subordinated debentures of a specific series, will mean any of the following:

     o Failure to pay interest on any subordinated debenture of that series for 30 days after it is due;

     o Failure to pay the principal of or any premium on any subordinated debenture of that series when due;

     o Failure to perform any other covenant in the subordinated indenture, other than a covenant that does not relate to subordinated debentures of that series, that continues for 90 days after TXU Gas Company receives written notice from the debenture trustee or TXU Gas Company and the debenture trustee receive a written notice from 33% of the holders of the subordinated debentures of that series;

     o Specified events in bankruptcy, insolvency or reorganization of TXU Gas Company; or

     o Any other Event of Default included in any supplemental indenture or officer's certificate for that series of subordinated debentures (Subordinated Indenture, Section 801).

     An Event of Default under the subordinated indenture for a particular series of subordinated debentures does not necessarily constitute an Event of Default under the subordinated indenture for any other series of subordinated debentures issued under the subordinated indenture. The debenture trustee may withhold notice to the holders of subordinated debentures of any default except a default in the payment of principal or interest if it considers the withholding of notice to be in the best interests of the holders.

     REMEDIES

     If an Event of Default under the subordinated indenture for any series of subordinated debentures occurs and continues, the debenture trustee or the holders of at least 33% in aggregate principal amount of the subordinated debentures of the series may declare the entire principal amount of all the subordinated debentures of that series, together with accrued interest, to be due and payable immediately. However, if the Event of Default under the subordinated indenture is applicable to all outstanding subordinated debentures under the subordinated indenture, only the debenture trustee or holders of at least 33% in aggregate principal amount of all outstanding subordinated debentures of all series, voting as one class, and not the holders of any one series, may make that declaration of acceleration (Subordinated Indenture, Section 802).

     At any time after a declaration of acceleration with respect to the subordinated debentures of any series has been made and before a judgment or decree for payment of the money due has been obtained, the Event of Default under the subordinated indenture giving rise to the declaration of acceleration will be considered waived, and the declaration and its consequences will be considered rescinded and annulled, if:

     o TXU Gas Company has paid or deposited with the debenture trustee a sum sufficient to pay:

          (1) all overdue interest on all subordinated debentures of the series;

          (2) the principal of and premium, if any, on any subordinated debentures of the series which have otherwise become due and interest that is currently due;

          (3)  interest on overdue interest; and

          (4) all amounts due to the debenture trustee under the subordinated indenture; and

     o Any other Event of Default under the subordinated indenture with respect to the subordinated debentures of that series has been cured or waived as provided in the subordinated indenture (Subordinated Indenture, Section 802).

     There is no automatic acceleration, even in the event of bankruptcy, insolvency or reorganization of TXU Gas Company.

     Other than its duties in case of an Event of Default under the subordinated indenture, the debenture trustee is not obligated to exercise any of its rights or powers under the subordinated indenture at the request, order or direction of any of the holders, unless the holders offer the debenture trustee a reasonable indemnity. If they provide this reasonable indemnity, the holders of a majority in principal amount of any series of subordinated debentures will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the debenture trustee or exercising any power conferred upon the debenture trustee. However, if the Event of Default under the subordinated indenture relates to more than one series, only the holders of a majority in aggregate principal amount of all affected series will have the right to give this direction. The debenture trustee is not obligated to comply with directions that conflict with law or other provisions of the subordinated indenture (Subordinated Indenture, Section 812).

     No holder of subordinated debentures of any series will have any right to institute any proceeding under the subordinated indenture, or any remedy under the subordinated indenture, unless:

     o The holder has previously given to the debenture trustee written notice of a continuing Event of Default under the subordinated indenture;

     o The holders of a majority in aggregate principal amount of the outstanding subordinated debentures of all series in respect of which an Event of Default under the subordinated indenture will have occurred and be continuing have made a written request to the debenture trustee, and have offered reasonable indemnity to the debenture trustee to institute proceedings; and

     o The debenture trustee has failed to institute any proceeding for 60 days after notice (Subordinated Indenture, Section 807).

     However, these limitations do not apply to a suit by a holder of a subordinated debenture for payment of the principal, premium or interest on a subordinated debenture on or after the applicable due date (Subordinated Indenture, Section 808).

     TXU Gas Company will provide to the debenture trustee an annual statement by an appropriate officer as to TXU Gas Company's compliance with all conditions and covenants under the subordinated indenture (Subordinated Indenture, Section
606).

     ENFORCEMENT OF RIGHTS BY HOLDERS OF PREFERRED TRUST SECURITIES

     If there is an Event of Default under the subordinated indenture, then the holders of preferred trust securities will rely on the property trustee or the debenture trustee, acting for the benefit of the property trustee, to enforce the property trustee's rights against TXU Gas Company as a holder of the junior subordinated debentures. However, a holder of preferred trust securities may enforce the subordinated indenture directly against TXU Gas Company to the same extent as if the holder of preferred trust securities held a principal amount of junior subordinated debentures equal to the aggregate liquidation preference amount of its preferred trust securities (Subordinated Indenture, Section 610).

     The holders of preferred trust securities would not be able to exercise directly against TXU Gas Company any other rights unless the property trustee or the debenture trustee failed to do so for 60 days. Upon that failure, the holders of a majority of the aggregate liquidation preference amount of the outstanding preferred trust securities would have the right to directly institute proceedings for enforcement of all other rights against TXU Gas Company to the fullest extent permitted by law (Subordinated Indenture, Section
807).

     MODIFICATION AND WAIVER

     Without the consent of any holder of subordinated debentures, TXU Gas Company and the debenture trustee may enter into one or more supplemental indentures for any of the following purposes:

     o To evidence the assumption by any permitted successor of the covenants of TXU Gas Company in the subordinated indenture and in the subordinated debentures;

     o To add additional covenants of TXU Gas Company or to surrender any right or power of TXU Gas Company under the subordinated indenture;

     o    To add additional Events of Default under the subordinated indenture;

     o To change or eliminate or add any provision to the subordinated indenture; provided, however, if the change will adversely affect the interests of the holders of subordinated debentures of any series in any material respect, the change, elimination or addition will become effective only:

          (1) when the consent of the holders of subordinated debentures of that series has been obtained in accordance with the subordinated indenture; or

          (2) when no subordinated debentures of the affected series remain outstanding under the subordinated indenture;

     o To provide collateral security for all but not part of the subordinated debentures;

     o To establish the form or terms of subordinated debentures of any other series as permitted by the subordinated indenture;

     o To provide for the authentication and delivery of bearer securities with or without coupons;

     o To evidence and provide for the acceptance of appointment of a successor trustee;

     o To provide for the procedures required for use of a noncertificated system of registration for the subordinated debentures of all or any series;

     o To change any place where principal, premium and interest will be payable, subordinated debentures may be surrendered for registration of transfer or exchange and notices to TXU Gas Company may be served; or

     o To cure any ambiguity or inconsistency or to make any other provisions with respect to matters and questions arising under the subordinated indenture; provided that the action will not adversely affect the interests of the holders of subordinated debentures of any series in any material respect (Subordinated Indenture, Section 1201).

     The holders of at least a majority in aggregate principal amount of the subordinated debentures of all series then outstanding may waive compliance by TXU Gas Company with some restrictive provisions of the subordinated indenture (Subordinated Indenture, Section 607). The holders of not less than a majority in principal amount of the outstanding subordinated debentures of any series may waive any past default under the subordinated indenture with respect to that series, except a default in the payment of principal, premium, if any, or interest and some covenants and provisions of the subordinated indenture that cannot be modified or be amended without the consent of the holder of each outstanding subordinated debenture of the series affected (Subordinated Indenture, Section 813).

     If the Trust Indenture Act is amended after the date of the subordinated indenture in a way as to require changes to the subordinated indenture, the subordinated indenture will be deemed to be amended so as to conform to that amendment of the Trust Indenture Act. TXU Gas Company and the debenture trustee may, without the consent of any holders, enter into one or more supplemental indentures to evidence the amendment (Subordinated Indenture, Section 1201).

     The consent of the holders of a majority in aggregate principal amount of the subordinated debentures of all series then outstanding is required for all other modifications to the subordinated indenture. However, if less than all of the series of subordinated debentures outstanding are directly affected by a proposed supplemental indenture, then the consent only of the holders of a majority in aggregate principal amount of all series that are directly affected will be required. No amendment or modification may:

     o Change the stated maturity of the principal of, or any installment of principal of or interest on any subordinated debenture, or reduce the principal amount of any subordinated debenture or its rate of interest or change the method of calculating the interest rate or reduce any premium payable upon redemption, or change the currency in which payments are made, or impair the right to institute suit for the enforcement of any payment on or after the stated maturity of any subordinated debenture, without the consent of the holder;

     o Reduce the percentage in principal amount of the outstanding subordinated debentures of any series whose consent is required for any supplemental indenture, or any waiver of compliance with a provision of the subordinated indenture or any default thereunder and its consequences, or reduce the requirements for quorum or voting, without the consent of all the holders of the series; or

     o Modify some of the provisions of the subordinated indenture relating to supplemental indentures, waivers of some covenants and waivers of past defaults with respect to the subordinated debentures of any series, without the consent of the holder of each outstanding subordinated debenture affected by them (Subordinated Indenture, Section 1202).

     A supplemental indenture which changes the subordinated indenture solely for the benefit of one or more particular series of subordinated debentures, or modifies the rights of the holders of subordinated debentures of one or more series, will not affect the rights under the subordinated indenture of the holders of the subordinated debentures of any other series. So long as any of preferred trust securities remain outstanding, the debenture trustee may not consent to a supplemental indenture without the prior consent of the holders of a majority in aggregate liquidation of all preferred trust securities or, in the case of changes described in the clauses immediately above, 100% in aggregate liquidation preference of all preferred trust securities then outstanding which would be affected (Subordinated Indenture, Section 1202).

     The subordinated indenture provides that subordinated debentures owned by TXU Gas Company or anyone else required to make payments on the subordinated debentures will be disregarded and considered not to be outstanding in determining whether the required holders have given a request or consent (Subordinated Indenture, Section 101).

     TXU Gas Company may fix in advance a record date to determine the required number of holders entitled to give any request, demand, authorization, direction, notice, consent, waiver or other act of holders, but TXU Gas Company will have no obligation to do so. If TXU Gas Company fixes a record date, the request, demand, authorization, direction, notice, consent, waiver or other act of the holders may be given before or after that record date, but only the holders of record at the close of business on the record date will be considered to be holders for the purposes of determining whether holders of the required percentage of the outstanding subordinated debentures have authorized or agreed or consented to the request, demand, authorization, direction, notice, consent, waiver or other act of the holders. For that purpose the outstanding subordinated debentures will be computed as of the record date. Any request, demand, authorization, direction, notice, consent, election, waiver or other act of a holder will bind every future holder of the same subordinated debenture and the holder of every subordinated debenture issued upon the registration of transfer of or exchange of subordinated debentures. A transferee will be bound by acts of the debenture trustee or TXU Gas Company in reliance on those acts whether or not notation of that action is made upon the subordinated debenture (Subordinated Indenture, Section 104).

     RESIGNATION OF DEBENTURE TRUSTEE

     The debenture trustee may resign at any time by giving written notice to TXU Gas Company or may be removed at any time by act of the holders of a majority in principal amount of all series of subordinated debentures then outstanding delivered to the debenture trustee and TXU Gas Company. No resignation or removal of the debenture trustee and no appointment of a successor trustee will be effective until the acceptance of appointment by a successor trustee. So long as no Event of Default under the subordinated indenture or event which, after notice or lapse of time, or both, would become an Event of Default under the subordinated indenture has occurred and is continuing and except with respect to a trustee appointed by act of the holders, if TXU Gas Company has delivered to the debenture trustee a resolution of its Board of Directors appointing a successor trustee and the successor has accepted that appointment in accordance with the terms of the respective subordinated indenture, the debenture trustee will be deemed to have resigned and the successor will be deemed to have been appointed as trustee in accordance with the subordinated indenture (Subordinated Indenture, Section 910).

     NOTICES

     Notices to holders of subordinated debentures will be given by mail to the addresses of the holders as they may appear in the security register for the subordinated debentures (Subordinated Indenture, Section 106).

     TITLE

     TXU Gas Company, the debenture trustee, and any agent of TXU Gas Company or the debenture trustee, may treat the person in whose name any subordinated debenture is registered as the absolute owner of the subordinated debenture, whether or not the subordinated debenture may be overdue, for the purpose of making payments and for all other purposes irrespective of notice to the contrary (Subordinated Indenture, Section 308).

     GOVERNING LAW

     The subordinated indenture and the subordinated debentures will be governed by, and construed in accordance with, the laws of the State of New York (Subordinated Indenture, Section 112).

     CONCERNING THE DEBENTURE TRUSTEE

     The debenture trustee under the subordinated indenture will be The Bank of New York. In addition to acting as debenture trustee, The Bank of New York will act as property trustee under the trust agreement and as guarantee trustee under the guarantee. Its affiliate, The Bank of New York (Delaware), will act as the Delaware trustee under the trust agreement. In addition, The Bank of New York acts, and may act, as trustee under various indentures and trusts of TXU Gas Company, TXU Corp and other affiliates. TXU Gas Company, TXU Corp and other affiliates maintain deposit accounts and credit and liquidity facilities and conduct other banking transactions with the debenture trustee in the ordinary course of their businesses.

                              PLAN OF DISTRIBUTION

     The debt securities and the preferred trust securities described in this prospectus may be offered (a) through agents; (b) through underwriters or dealers; or (c) directly to purchasers.

     BY AGENTS

     The debt securities and preferred trust securities may be sold through agents designated by TXU Gas Company.

     BY UNDERWRITERS

     If underwriters are used in any sale of debt securities or preferred trust securities, the underwriters will acquire the securities sold for their own account. The underwriters may resell those securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may sell the securities directly or through underwriting syndicates represented by managing underwriters. The obligations of the underwriters to purchase the securities will be subject to specific conditions. The underwriters in any underwritten offering will be obligated to purchase all the offered securities if any are purchased. If a dealer is used in the sale, TXU Gas Company or TXU Gas Capital will sell the securities to the dealer as principal. The dealer may then resell the securities at varying prices determined at the time of resale.

     DIRECT SALES

     Debt securities and preferred trust securities may also be sold directly by TXU Gas Company. In that case, no underwriters or agents would be involved.

     GENERAL INFORMATION

     Underwriters, dealers and agents that participate in any distribution of debt securities or preferred trust securities may be underwriters as defined in the Securities Act and any discounts or commissions received by them from TXU Gas Company or TXU Gas Capital and any profit on the resale by them of those securities may be treated as underwriting discounts under the Securities Act. Any underwriters, dealers or agents will be identified and their compensation described in a prospectus supplement.

     TXU Gas Company or TXU Gas Capital may authorize agents and underwriters to solicit offers by specified institutions to purchase debt securities or preferred trust securities at the public offering price and on terms described in the applicable prospectus supplement.

     TXU Gas Company may have agreements with agents, underwriters and dealers to indemnify them against specified civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments which the agents, underwriters, dealers and remarketing firms may be required to make.

     Neither the debt securities nor the preferred trust securities has an established trading market. TXU Gas Company may decide to list any series of those securities on an exchange. However, TXU Gas Company will not be obligated to list securities on an exchange unless it states otherwise in a prospectus supplement. TXU Gas Company cannot assure that there will be any liquidity of the trading market for any series of debt securities or preferred trust securities.

     Agents, underwriters and dealers may engage in transactions with, or perform services for, TXU Gas Company or its subsidiaries in the ordinary course of business.

                              EXPERTS AND LEGALITY

     The consolidated financial statements included in the latest Annual Report of TXU Gas Company on Form 10-K, incorporated in this prospectus by reference, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report included in the latest Annual Report of TXU Gas Company on Form 10-K, and have been incorporated by reference in this prospectus in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     With respect to any unaudited condensed consolidated interim financial information included in TXU Gas Company's Quarterly Reports on Form 10-Q which are or will be incorporated in this prospectus by reference, Deloitte & Touche LLP has applied limited procedures in accordance with professional standards for reviews of that information. As stated in any of their reports included in TXU Gas Company's Quarterly Reports on Form 10-Q, which are or will be incorporated in this prospectus by reference, Deloitte & Touche LLP did not audit and did not express an opinion on that interim financial information. Accordingly, the degree of reliance on the reports on that information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP is not subject to the liability provisions of Section 11 of the Securities Act for any of their reports on the unaudited condensed consolidated interim financial information because those reports are not "reports" or a "part" of the registration statement filed under the Securities Act with respect to the debt securities or preferred trust securities prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Securities Act.

     Matters of Delaware law relating to the validity of the preferred trust securities, the enforceability of the trust agreement and the creation of TXU Gas Capital are being passed upon by Richards, Layton & Finger, P.A., Special Delaware counsel for TXU Gas Company and TXU Gas Capital. The legality of the other securities offered in this prospectus will be passed upon for TXU Gas Company and TXU Gas Capital by Worsham, Forsythe & Wooldridge, L.L.P., Dallas, Texas, and by Thelen Reid & Priest LLP, New York, New York, and for the underwriters by Winthrop, Stimson, Putnam & Roberts, New York, New York. However, all matters pertaining to incorporation of TXU Gas Company and all other matters of Texas law will be passed upon only by Worsham, Forsythe & Wooldridge, L.L.P. At June 30, 1999, members of the firm of Worsham, Forsythe & Wooldridge, L.L.P. owned approximately 41,000 shares of the common stock of TXU Corp, which owns all of the common stock of TXU Gas Company.

                                 TXU GAS COMPANY




                     PUTABLE ASSET TERM SECURITIES (PATS SM)
                         PUTABLE/CALLABLE OCTOBER   , 2002


                            -------------------------
                              PROSPECTUS SUPPLEMENT
                                 October   , 2000
                            -------------------------




                                 UBS WARBURG LLC
                         BANC OF AMERICA SECURITIES LLC